                                                                     Exhibit 2.2


                            ASSET PURCHASE AGREEMENT

                 -----------------------------------------------


                                 BY AND BETWEEN


                               MENASHA CORPORATION


                                       AND


                                   LIBBEY INC.


                 -----------------------------------------------


                          DATED AS OF DECEMBER 2, 2002

                 -----------------------------------------------










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1.       DEFINITIONS..............................................................................................1


2.       PURCHASE AND ASSIGNMENT OF ASSETS OF SELLER..............................................................9

         2.1      Assets Purchased................................................................................9
         2.2      Seller Retained Assets.........................................................................11
         2.3      Purchase Price.................................................................................12
         2.4      Post-Closing Adjustment........................................................................13

3.       ASSUMPTION OF LIABILITIES...............................................................................15

         3.1      Assumed Liabilities............................................................................15
         3.2      Excluded Seller Liabilities....................................................................16

4.       REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND THE PURCHASED ASSETS..........................16

         4.1      Corporate Matters Regarding Seller.............................................................16
         4.2      Governmental Consents..........................................................................17
         4.3      Financial......................................................................................17
         4.4      Absence of Changes.............................................................................17
         4.5      Powers of Attorney.............................................................................18
         4.6      Litigation.....................................................................................18
         4.7      Licenses; Compliance With Laws and Regulations.................................................18
         4.8      Title to and Condition of Purchased Assets; Sufficiency of Assets..............................19
         4.9      Taxes..........................................................................................19
         4.10     Contracts......................................................................................20
         4.11     Intellectual Property..........................................................................22
         4.12     Environmental Matters..........................................................................23
         4.13     Transactions with Affiliates...................................................................24
         4.14     Benefit Plans..................................................................................24
         4.15     Real Property..................................................................................24
         4.16     Insurance......................................................................................25
         4.17     Intercompany Transaction and 2001 Seller Restructuring.........................................26
         4.18     Inventories....................................................................................26
         4.19     Accounts Receivable............................................................................26
         4.20     Suppliers......................................................................................27
         4.21     Customers......................................................................................27
         4.22     Warranties.....................................................................................27
         4.23     Rebates........................................................................................27
         4.24     Inter-company Contracts and Services...........................................................27
         4.25     Employees......................................................................................27
         4.26     Brokers, Finders...............................................................................28

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         4.27     NO OTHER REPRESENTATION OR WARRANTY............................................................28

5.       REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER................................................28

         5.1      Corporate Matters Regarding Purchaser..........................................................28
         5.2      Governmental Consents..........................................................................29
         5.3      Litigation.....................................................................................29
         5.4      Brokers; Finders...............................................................................29

6.       CLOSING.................................................................................................29

         6.1      Closing Date...................................................................................29
         6.2      Closing Deliveries.............................................................................29

7.       COVENANTS OF SELLER.....................................................................................31

         7.1      Liability for Transfer Taxes...................................................................31
         7.2      Further Acts...................................................................................31
         7.3      Resin Supplies.................................................................................32
         7.4      Books and Records..............................................................................34
         7.5      Corporate Name.................................................................................34
         7.6      Use of Business Name...........................................................................34
         7.7      Covenant Not to Compete; Non-Solicitation......................................................34
         7.8      Assistance for Certain Consents................................................................36

8.       COVENANTS OF PURCHASER..................................................................................37

         8.1      Further Acts...................................................................................37
         8.2      Product Matters................................................................................37

9.       MUTUAL COVENANTS AND WARRANTIES.........................................................................37

         9.1      Publicity......................................................................................37
         9.2      Further Actions Regarding Transferred Assets...................................................37
         9.3      Access to Information..........................................................................38
         9.4      Employees......................................................................................38

10.      SURVIVAL; INDEMNIFICATION...............................................................................40

         10.1     Survival.......................................................................................40
         10.2     Indemnification by Purchaser...................................................................42
         10.3     Indemnification by Seller......................................................................42
         10.4     Indemnification Process........................................................................44
         10.5     Limitation on Indemnification..................................................................48

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         10.6     Exclusive Remedy...............................................................................48

11.      GOVERNING LAW...........................................................................................48


12.      NOTICES.................................................................................................49


13.      EXHIBITS................................................................................................49


14.      ENTIRE AGREEMENT; BINDING EFFECT........................................................................49


15.      HEADINGS................................................................................................50


16.      EXPENSES................................................................................................50


17.      AMENDMENT...............................................................................................50


18.      WAIVER..................................................................................................50


19.      TIME OF THE ESSENCE.....................................................................................50


20.      ASSIGNMENT..............................................................................................50


21.      SPECIFIC PERFORMANCE....................................................................................50


22.      NO THIRD PARTY BENEFICIARY..............................................................................51


23.      SEVERABILITY............................................................................................51


24.      COUNTERPARTS; FACSIMILE SIGNATURE.......................................................................51


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                                   iii

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                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT is made as of December 2, 2002, by and between MENASHA CORPORATION, a Wisconsin corporation (the "Seller") and LIBBEY INC., a Delaware corporation (the "Purchaser").

                                    RECITALS

         WHEREAS, prior to the Closing Date, Traex Company, a Wisconsin corporation and wholly-owned subsidiary of Seller ("Traex"), which operated the Acquired Business (as herein defined) and owned all of the Purchased Assets (as herein defined) was dissolved and liquidated into Seller, such that Seller is the owner of all of the Purchased Assets and the operator of the Acquired Business as of the Closing Date through the Division (the "Intercompany Transaction");

         WHEREAS, purchaser desires to purchase the Acquired Business with the intent, and for the purpose, of expanding the products manufactured, sold, marketed and distributed by the Acquired Business to include stemware, beverageware and dinnerware items; and

         WHEREAS, Purchaser desires to purchase, and Seller desires to sell, substantially all of the assets of the Acquired Business as a going concern upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

                  Accounting Expenses. "Accounting Expenses" shall have the meaning specified in Section 2.4(f) of this Agreement.

                  Affiliate. "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  Acquired Business. "Acquired Business" shall mean the business of designing, developing, manufacturing, distributing, servicing, selling and marketing plastic and metal foodservice products and supplies operated (i) by Traex prior to the closing of the Intercompany Transactions and (ii) by the Division prior to the Closing Date.

                  Acquired Business Products. "Acquired Business Products" shall have the meaning specified in Section 7.7(d) of this Agreement.

                  Acquired Business Software. "Acquired Business Software" shall have the meaning specified in Section 4.11(d) of this Agreement.

                  Agreement. "Agreement" shall mean this Asset Purchase
Agreement.

                  Annual Financial Statements. "Annual Financial Statements" shall mean the annual balance sheets, statements of income and cash flows for the Acquired Business as and for the fiscal years ended December 31, 2001 and 2000 heretofore delivered to Purchaser.

                  Arbitrating Accountant. "Arbitrating Accountant" shall have the meaning specified in Section 2.4(c) of this Agreement.

                  Arbitrating Appraiser. "Arbitrating Appraiser" shall have the meaning specified in Section 2.3(c).

                  Assignment Documents. "Assignment Documents" shall have the meaning set forth in Section 6.2(a) of this Agreement.

                  Assignment and Assumption Agreement. "Assignment and Assumption Agreement" shall mean the assignment and assumption agreement in the form of Exhibit A attached hereto.

                  Assumed Liabilities. "Assumed Liabilities" shall mean the liabilities of Seller assumed by Purchaser pursuant to Section 3.1 of this Agreement.

                  Benefit Plans. "Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, phantom stock, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, employee insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the Seller who work or worked for the Division or Traex.

                  Books and Records. "Books and Records" shall mean books, records, documents, lists, manuals, plans, files, data and other materials (in any form or medium) relating primarily to the Acquired Business, including, without limitation, the following to the extent primarily related to the Acquired Business, all records and materials maintained at the headquarters of Seller or Traex , advertising matter, drawings, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, price lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, customer and supplier lists, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files and media materials and plates, accounting records, sales order files, copies of property Tax Returns related to the Purchased Assets filed after December 31, 1999 and copies of Tax Returns filed by Traex.

                  Business Employees. "Business Employees" shall mean active employees of the Seller who perform services for the Acquired Business.

                  Claim. "Claim" shall have the meaning specified in Section 10.4(a) of this Agreement.

                  Claim Notice. "Claim Notice" shall have the meaning specified in Section 10.4(a) of this Agreement.

                  Closing. "Closing" shall mean the conference to be held on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin, at which the transactions contemplated by this Agreement shall be consummated, provided the Closing shall be deemed to be effective at 9:00 p.m. on December 1, 2002.

                  Closing Balance Sheet. "Closing Balance Sheet" shall have the meaning specified in Section 2.4(a)(i) of this Agreement.

                  Closing Date. "Closing Date" shall mean the date specified in
Section 6.1 of this Agreement.

                  Closing Working Capital. "Closing Working Capital" shall have the meaning set forth in Section 2.4(a)(ii) of this Agreement.

                  Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

                  Competing Business. "Competing Business" shall have the meaning set forth in Section 7.7(d) of this Agreement.

                  Consent. "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

                  Contract. "Contract" shall mean all sales contracts and the other contracts, franchise agreements, covenants not to compete, purchase and sales orders, licenses, leases and other agreements and contracts.

                  Damages. "Damages" shall have the meaning specified in Section 10.4(g) of this Agreement.

                  Division. "Division" shall mean the Traex Division of the Seller which operates the Acquired Business.

                  Direct Claim. "Direct Claim" shall have the meaning specified in Section 10.4(a) of this Agreement.

                  Disclosure Schedule. "Disclosure Schedule" shall have the meaning set forth in Section 4 of this Agreement.

                  Encumbrances. "Encumbrances" shall mean any security interest, pledge, mortgage, lien, charge, easement, restrictive covenant, development agreement, zoning by-law or restriction, right-of-way (from or onto the real property and/or improvements thereon), building set-back requirements, encroachment, building or use restriction, other encumbrance or title defect of any kind, option to purchase, right of first refusal, right of first offer, adverse claim, or other right of occupation.

                  Environmental Claims. "Environmental Claims" shall mean all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Liabilities or Materials of Environmental Concern or pursuant to applicable Environmental Laws.

                  Environmental Liabilities "Environmental Liabilities" shall mean any losses, damages, costs, expenses, liabilities, obligations and claims of any kind arising out of, based on, resulting from or relating to: (a) acts, omissions occurrences and circumstances forming the basis for any violation or alleged violation of Environmental Laws related to the Facility or the Acquired Business; (b) the presence, release, spill, emission, leaking, injection, deposit, disposal, dispersal, leaching or migration into the ambient air, surface water, ground water, land surface or subsurface strata of any Materials of Environmental Concern related to the Facility or the Acquired Business, including the off-site disposal of any Materials of Environmental Concern by the Acquired Business, Traex or Seller to the extent it relates to the Acquired Business; or (c) the presence of any Materials of Environmental Concern at the Facility which pose a threat to human health or the environment, related to the Facility or the Acquired Business.

                  Environmental Laws. "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

                  Excluded Seller Liabilities. "Excluded Seller Liabilities" shall have the meaning specified in Section 3.2 of this Agreement.

                  Existing Plans. "Existing Plans" shall mean the Benefit Plans listed and described on Schedule 1.1 attached hereto which provide benefits to current Business Employees.

                  Existing Resin Contacts. "Existing Resin Contracts" shall mean
(i) the Product Sales Agreement between Huntsman Polymers Corporation, Poly Hi Solidur, Inc., Orbis Corporation and Traex , a Menasha division, dated January 1, 1999 and amended December 29, 2000 and February 14, 2002 and (ii) the Contract for Sale of Polymers between Orbis Corporation and its subsidiaries, Poly Hi Solidur, Inc, Traex, a division of Menasha Corporation and Equistar Chemicals, LP, Polymers division dated March 4, 2002.

                  Facility. "Facility" shall mean the real estate described on
Schedule 1.3 attached hereto, together with all buildings, structures, improvements, building systems, equipment and fixtures thereon and all of Seller's rights pertaining thereto.

                  Financial Statements. "Financial Statements" shall mean the Annual Financial Statements and Interim Financial Statements, collectively.

                  GAAP. "GAAP" shall mean United States generally accepted accounting principles and practices as in effect from time to time.

                  Governmental Authority. "Governmental Authority" shall mean any federal, state, or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body.

                  Indemnified Party. "Indemnified Party" shall have the meaning specified in Section 10.4 of this Agreement.

                  Indemnifying Party. "Indemnifying Party" shall have the meaning specified in Section 10.4 of this Agreement.

                  Intellectual Property. "Intellectual Property" shall mean all patents, registered and unregistered copyrights, registered and unregistered trademarks and service marks, trade names, all applications or registrations for any of the foregoing, and trade names, brandmarks, brand names, trade dress, logos, Internet domain names, trade secrets, confidential materials, know-how, show-how, data, data paths or databases, software applications (including, but not limited to, source code), HTML pages, file structures, artwork, drawings, illustrations, photographs, videos, slogans and related information and documentation and any similar type of proprietary intellectual property or technology right.

                  Intercompany Transaction. "Intercompany Transaction" shall have the meaning specified in the Recitals of this Agreement.

                  Intercompany Transaction Documents. "Intercompany Transaction Documents" shall have the meaning specified in Section 4.17(b) of this Agreement.

                  Interim Financial Statements. "Interim Financial Statements" shall mean the unaudited, interim monthly financial statements (balance sheets, statements of income and cash flows) of the Division as and for the nine-month period beginning January 1, 2002 through September 30, 2002 heretofore delivered to Purchaser.

                  Knowledge of Seller. "Knowledge of Seller" and terms of similar import shall mean the actual knowledge of Rick Diermeier, Steve Boeder, Pat Lauscher, Larry Larson, David Prieto, Thomas Bender and Kevin Head.

                  Law. "Law" shall mean any federal, state, local or other governmental law, rule, code, ordinance or regulation of any kind, and the rules and regulations promulgated thereunder.

                  Licensed Software. "Licensed Software" shall mean all computer software that is used, or held for use, by Seller or Traex in the operation of the Acquired Business, excluding any software constituting part of the Seller Retained Assets or software which is the subject of the Transition Services Agreement.

                  Material Adverse Change. "Material Adverse Change" shall mean any change, event or occurrence which has, or to Knowledge of Seller could reasonably be expected to have, a material adverse effect upon the assets, liabilities, business, operations, results of operation, or financial condition of the Acquired Business.

                  Material Contracts. "Material Contracts" shall have the meaning set forth in Section 4.10(a) of this Agreement.

                  Materials of Environmental Concern. "Materials of Environmental Concern" shall mean any substance or material that is on the Closing Date prohibited, regulated or defined as hazardous by any governmental authority under any Environmental Law including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum derivatives or other hydrocarbons, petroleum products, asbestos, PCBs, VOCs, SVOCs or dangerous substances, all as defined in or pursuant to any Environmental Law.

                  Negative Closing Date Adjustment Amount. "Negative Closing Date Adjustment Amount" shall have the meaning specified in Section 2.4(i) of this Agreement.

                  New 401(k) Plan. "New 401(k) Plan" shall have the meaning specified in Section 9.4(e) of this Agreement.

                  New Resin Contracts. "New Resin Contracts" shall have the meaning specified in Section 7.3(e) of this Agreement.

                  Non-Compete Period. "Non-Compete Period" shall have the meaning specified in Section 7.7(a) of this Agreement.

                  Owned Software. "Owned Software" shall have the meaning specified in Section 4.11(d) of this Agreement.

                  Packaging. "Packaging" shall have the meaning specified in
Section 7.5 of this Agreement.

                  Participate; Participating. "Participate," "Participating" shall have the meaning specified in Section 7.7(d) of this Agreement.

                  Pension Plan. "Pension Plan" shall have the meaning specified in Section 4.14(c) of this Agreement.

                  Permitted Encumbrances. "Permitted Encumbrances" shall mean the encumbrances against the Facility listed on Schedule 1.2 attached hereto.

                  Person. "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

                  Positive Closing Date Adjustment Amount. "Positive Closing Date Adjustment Amount" shall have the meaning specified in Section 2.4(i) of this Agreement.

                  Property Taxes. "Property Taxes" shall have the meaning set forth in Section 2.3(d).

                  Prorated Property Taxes. "Prorated Property Taxes" shall have the meaning set forth in Section 2.3(d).

                  Purchase Price. "Purchase Price" shall mean the total price paid by Purchaser for the Purchased Assets as set forth in Section 2.3(a).

                  Purchase Price Allocation. "Purchase Price Allocation" shall have the meaning set forth in Section 2.3(c) of this Agreement.

                  Purchased Assets. "Purchased Assets" shall have the meaning set forth in Section 2.1 of this Agreement.

                  Purchaser. "Purchaser" shall have the meaning set forth in the introductory paragraph.

                  Purchaser Indemnified Parties. "Purchaser Indemnified Parties" shall have the meaning specified in Section 10.3 of this Agreement.

                  Real Property Laws. "Real Property Laws" shall have the meaning specified in Section 4.15(c) of this Agreement.

                  Rebate Obligations. "Rebate Obligations" shall the meaning set forth in Section 4.23 of this Agreement.

                  Reference Balance Sheet. "Reference Balance Sheet" shall mean the balance sheet for the Division dated June 30, 2002 and attached hereto as
Schedule 1.4.

                  Reimbursement. "Reimbursement" shall have the meaning specified in Section 10.4(d) of this Agreement.

                  Required Consents. "Required Consents" shall have the meaning specified in Section 6.2(a)(iii) of this Agreement.

                  Required Software Agreements. "Required Software Agreements" shall mean (i) Microsoft Select Agreement (No. 01S53822) between MSLI, GP, a wholly-owned Microsoft company, and Menasha Corporation dated September 25, 2001, (ii) Microsoft Business Agreement No. U3162870 between MSLI, GP, a wholly-owned Microsoft company, and Menasha Corporation dated May 17, 2000, and related Microsoft Volume License, (iii)

Microsoft Select Agreement No. 01S50170 between Menasha Corporation and MSLI, GP, a wholly owned Microsoft Company, dated June 19, 2000 and related Microsoft Volume Licenses, (iv) Microsoft Agreement No. 12178175, related Purchase Order No. 8070295 and Open License Confirmation with Menasha Corporation, (v) Annual Maintenance Agreement between Kronos Inc. and Traex/Menasha Corporation dated March 3, 2000, (vi) Microsoft Purchase Order 161961 and related Business Agreement with Menasha Corporation, (vii) Microsoft Purchase Order No. 171001 and related Business Agreement with Menasha Corporation; and (viii) Dell DMLP Service Contract and related Master Agreement with Menasha Corporation effective May 25, 2001.

                  Seller. "Seller" shall have the meaning set forth in the introduction paragraph.

                  Seller IP. "Seller IP" shall have the meaning set forth in
Section 7.5 of this Agreement.

                  Seller Indemnified Parties. "Seller Indemnified Parties" shall have the meaning specified in Section 10.2 of this Agreement.

                  Seller Retained Assets. "Seller Retained Assets" shall have the meaning specified in Section 2.2 of this Agreement.

                  Seller's 401(k) Plan. "Seller's 401(k) Plan" shall have the meaning specified in Section 9.4(e) of this Agreement.

                  Subject Contracts. "Subject Contracts" mean (i) all Contracts to which Traex is a party, (ii) all Contracts to which Seller, Traex or any of their Affiliates is a party that relate substantially to the Acquired Business and (iii) all Contracts by which any of the Purchased Assets are bound (excluding any contracts or agreements which are Seller Retained Assets), including, without limitation, all Contracts set forth on Schedule 1.5 hereof.

                  Statement of Objection. "Statement of Objection" shall have the meaning specified in Section 2.4(c) of this Agreement.

                  Tax Benefit. "Tax Benefit" shall have the meaning specified in
Section 10.4(d) of this Agreement.

                  Taxes. "Taxes" shall mean all taxes of any kind, levies or other like assessments, customs, duties, imposts or charges, including without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise (if not based on income), estimated taxes, withholding, employment, social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, and such term shall include any Tax liability that arises by reason of Seller or Traex being liable for any Tax of any other Person pursuant to Treasury Regulation ss.1.1502-6 or any analogous state or local Tax provision, or as a successor, transferee, by contract or otherwise.

                  Tax Returns. "Tax Returns" shall mean all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed or sent by or with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

                  Third Party Claim. "Third Party Claim" shall have the meaning specified in Section 10.4(a) of this Agreement.

                  Total Purchase Price. "Total Purchase Price" shall have the meaning specified in Section 2.3(a) of this Agreement.

                  Traex. "Traex" shall mean Traex Company, a Wisconsin corporation, which was a wholly owned subsidiary of Seller until being dissolved pursuant to the Intercompany Transaction prior to the execution of this Agreement.

                  Transfer Taxes. "Transfer Taxes" shall have the meaning specified in Section 7.1 of this Agreement.

                  Transition Agreement. "Transition Agreement" shall mean the Transition Services Agreement in substantially the form of Exhibit B attached hereto.

                  2001 Seller Restructuring. "2001 Seller Restructuring" shall have the meaning specified in Section 6.2(a)(iii) of this Agreement.

                  Welfare Plan. "Welfare Plan" shall have the meaning specified in Section 4.14(e) of this Agreement.

                  Working Capital. "Working Capital" shall have the meaning set forth in Schedule 2.4(b).

                  Working Capital Methodologies. "Working Capital Methodologies" shall have the meaning specified in Section 2.4(b) of this Agreement.

         2.  PURCHASE AND ASSIGNMENT OF ASSETS OF SELLER.

             2.1 Assets Purchased. Subject to and upon the terms and conditions set forth in this Agreement, and except as provided in Section 2.2 hereof, Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser free and clear of all Encumbrances, other than the Permitted Encumbrances, and Purchaser accepts and acquires from Seller, all right, title and interest of the Seller and its Affiliates in the following properties, assets, and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise (collectively, the "Purchased Assets"):

                 (a) all tangible personal property located at the Facility or primarily related to or primarily used or held for use in connection with the Acquired Business including, but not limited to, (i) fixed assets, machinery, equipment, machine tools, tools, tooling, parts, dies, molds, furniture, fixtures, furnishings, office equipment, computers, leasehold improvements and vehicles and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person), and (ii) all inventories of raw materials, stores, work in process, and finished goods, component parts, parts and supplies;

                 (b) all rights in and to products sold or leased by the Acquired Business (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transition);

                 (c) all rights under the Subject Contracts, including, without limitation, any right to receive payment for products sold or services rendered (including all rebate payments to the extent such rebate is received by Seller or the Acquired Business in connection with raw material inventory being purchased by Purchaser from Seller hereunder), and to receive goods and services, pursuant to such Subject Contracts and to assert claims and take other rightful actions with respect of breaches, defaults and other violations of such Subject Contracts;

                 (d) all credits, prepaid expenses, deferred charges, advance payments security deposits and prepaid items relating to, or held for use primarily for, the Acquired Business;

                 (e) all accounts receivable and other rights to receive payments from other Persons relating to the Acquired Business;

                 (f) the Facility and all licenses, permits, approvals and qualifications relating to the Facility;

                 (g) the "Traex" name;

                 (h) all Intellectual Property, and all rights thereunder or in respect thereof owned by Traex, and all Intellectual Property, and all rights thereunder or in respect thereof, primarily related to or primarily used or held for use in connection with the Acquired Business, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under any Law and all tangible embodiments thereof, including, without limitation, the Intellectual Property set forth on Schedule 2.1(h) hereof;

                 (i) all warranties, indemnities and similar rights with respect to any of the Purchased Assets;

                 (j) all permits; rights to royalty payments; telephone, telex and telephone facsimile numbers and other directory listings; and any claims, action, lawsuit, judgment or causes of action against third parties relating to the Purchased Assets or the Acquired Business;

                 (k) all Books and Records;

                 (l) "Canned" or "shrinkwrap" software loaded onto any personal property included in the Purchased Assets which can be transferred to Purchaser under the applicable license; and

                 (m) all other properties, assets, and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise primarily related to or primarily used or held for use in connection with the Acquired Business.

             2.2 Seller Retained Assets. Seller shall retain and not sell and deliver to Purchaser pursuant to Section 2.1, and Purchaser shall not purchase from Seller, the following assets of Seller, even though such assets may be used primarily in the operation of the Acquired Business (collectively, the "Seller Retained Assets"):

                 (a) Cash and cash accounts as of the Closing Date;

                 (b) Seller's franchise to be a corporation, corporate minute books, corporate seal and stock transfer books;

                 (c) Seller's cancelled checks, bank statements, tax returns and accounting records (except for accounting records related primarily to the Acquired Business);

                 (d) Any capital stock or equity interest in any other corporation or legal entity;

                 (e) All deferred finance and acquisition costs;

                 (f) Rights under the contracts, leases, licenses and other agreements listed on Schedule 2.2(f) attached hereto and all intercompany contracts between the Acquired Business or Traex and Seller and/or its Affiliates (other than purchase orders in the ordinary course of business and any Subject Contract listed on Schedule 1.5 hereof);

                 (g) All insurance policies and rights to refunds thereunder;

                 (h) All related party accounts and notes receivable set forth on Schedule 2.2(h);

                 (i) Any rights to refunds with respect to Taxes and any Tax credits that relate to Taxes which are Excluded Seller Liabilities;

                 (j) Any assets of Traex Europe B.V. or Traex Asia-Pacific SDN, BHD; and

                 (k) The assets listed on Schedule 2.2(k) attached hereto.

             2.3 Purchase Price.

                 (a) Amount. On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to pay or cause to be paid to Seller an aggregate of USD $16,750,000 as adjusted pursuant to Section 2.4 and
Section 2.3(d) (the "Purchase Price") and to assume the Assumed Liabilities as provided in Section 3.1 (the sum of the Purchase Price and the amount of the Assumed Liabilities constituting the "Total Purchase Price").

                 (b) Payment. Subject to the closing adjustments provided for in
Section 2.3(d) and the post-closing adjustment provided for in Section 2.4 below, if any, the Purchase Price shall be payable as follows:

                 (i) At Closing, Purchaser shall assume the Assumed Liabilities as provided in Section 3.1 below by executing the Assignment and Assumption Agreement; and

                  (ii) At Closing, Purchaser shall pay the amount set forth in
Section 2.3(a) above by wire transfer of immediately available funds to a "qualified intermediary" (as defined in the Code) designated by Seller.

                 (c) Allocation. Within 45 days after the Closing Date, Purchaser shall prepare an allocation of the Total Purchase Price (as required pursuant to Section 1060 of the Code) among the Purchased Assets and the Covenant Not Compete set forth in Section 7.7 of this Agreement (the "Purchase Price Allocation"). Purchaser and Seller (and their Affiliates) shall then cooperate in good faith to revise and finalize the Purchase Price Allocation. If Purchaser and Seller (and their Affiliates) are unable to agree on the Purchase Price Allocation within ninety (90) days after the Closing Date, Purchaser and Seller will select an appraisal firm (the "Arbitrating Appraiser") mutually acceptable to them to resolve any remaining disagreements regarding the Purchase Price Allocation. If Purchaser and Seller are unable to agree on the choice of the Arbitrating Appraiser, they will select a nationally recognized appraisal firm by lot (after excluding any such firm engaged by Purchaser, Seller or their Affiliates) to be the Arbitrating Appraiser. The cost of any such Arbitrating Appraiser shall be borne equally by Purchaser and Seller. The Purchaser and Seller shall be bound by the Purchase Price Allocation determined by the Arbitrating Appraiser. Purchaser and Seller (and their Affiliates) shall file all Tax Returns consistently with the Purchase Price Allocation and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise with respect to such Tax Returns, unless required to pursuant to a determination (as defined in Section 1313(a) of the Code or any similar foreign, state or local Tax provision).

                 (d) Property Taxes. General real estate, personal property and any other property taxes related to the Purchased Assets (the "Property Taxes") shall be prorated as of the start of the Closing Date. In the event tax bills for the Property Tax year in which the Closing occurs are not available at Closing, such proration shall be based upon the tax bills for the Property Tax year immediately preceding the Property Tax year in which the Closing occurs, and Seller's proportionate share thereof shall be subtracted from the payment specified in Section 2.3(b)(ii) above (the credit for such proportionate share being the "Prorated Property Taxes").

                 (e) Like-Kind Exchange. Seller desires to structure the transaction so as to qualify as a tax-deferred exchange pursuant to Section 1031 of the Code. Purchaser shall reasonably assist and cooperate in such exchange, at no additional cost or expense to Purchaser, and shall execute such documents as are reasonably necessary in connection with such exchange (subject to reasonable approval of Purchaser's counsel). Seller may assign its rights hereunder to a "qualified intermediary" as defined in the Code. As part of such exchange, Purchaser shall not be required to acquire or convey any property or assets other than the consideration being paid herein.

             2.4 Post-Closing Adjustment.

                 (a) As of and promptly after the Closing Date, Purchaser shall:

                     (i) prepare or cause to be prepared and delivered to Seller an unaudited closing balance sheet for the Acquired Business setting forth the net book value of the Purchased Assets and book amount of the Assumed Liabilities as of the Closing Date (such balance sheet is referred to herein as the "Closing Balance Sheet"); and

                     (ii) from the Closing Balance Sheet, determine the amount of the Working Capital as of the Closing Date (the "Closing Working Capital").

                 (b) The Closing Balance Sheet shall be made and prepared in accordance with GAAP and consistent with the accounting principles and practices applied in preparation of the Reference Balance Sheet and the calculation of the Closing Working Capital will be determined in accordance with the methodologies set forth on Schedule 2.4(b) hereof (the "Working Capital Methodologies"). The Closing Balance Sheet and the determination of the Closing Working Capital shall be completed by Purchaser and delivered to Seller within 60 days after the Closing Date.

                 (c) In the event Seller does not agree as to the Closing Balance Sheet or to the amount of the Closing Working Capital determined by Purchaser, then Seller shall deliver to Purchaser a written statement describing with reasonable detail the basis for any such claim within 30 days after receiving the Closing Balance Sheet (the "Statement of Objection"). Purchaser and Seller will use reasonable efforts to resolve any such claims themselves. If they do not obtain a final resolution within 120 days after the Closing Date, however, Purchaser and Seller will select an accounting firm from among the "Final Four" accounting firms mutually acceptable to them to resolve any remaining such claims. If Purchaser and Seller are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding any such firm engaged by Purchaser, Seller or their Affiliates) (the "Arbitrating Accountant").

                 (d) Within ten (10) calendar days after the engagement of the Arbitrating Accountant, Seller and Purchaser shall provide the Arbitrating Accountant with copies of (i) this Agreement, (ii) Closing Balance Sheet prepared by Purchaser, (iii) the Purchaser's calculation of Closing Working Capital, (iv) the Statement of Objections, (v) a list of items remaining in dispute, and (vi) a written submission from each of Seller and Purchaser setting forth their respective positions with respect to each item remaining in dispute.

                 (e) The Arbitrating Accountant's engagement will be limited to
(i) reviewing the items placed in dispute pursuant to Section 2.4(d) above, (ii) reviewing the written submissions provided by Seller and Purchaser pursuant to
Section 2.4(d) above, (iii) determining the appropriate and correct amounts for any item in dispute in the Closing Working Capital in accordance with Section 2.4(a) and (b) hereof; provided, that in resolving a disputed item, the Arbitrating Accountant may not assign a value of any particular item greater than the greatest value of such item claimed by either party or less than the smallest value for such item claimed by either party, in each case as presented to the Arbitrating Accountant and (iv) determining the correct Closing Working Capital amount. The Arbitrating Accountant shall make a written determination on each disputed matter no later than 180 days after the Closing Date and such determination will be conclusive and binding upon Purchaser and the Seller with respect to that disputed matter. The proposed Closing Balance Sheet and the Closing Working Capital will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 2.4.

                 (f) The fees, charges and expenses of the Arbitrating Accountant (collectively, the "Accounting Expenses") shall be borne by the parties hereto in the following manner: (A) if the difference between the Closing Working Capital determined by Purchaser and the Closing Working Capital determined by the Arbitrating Accountant is greater than the difference between the Closing Working Capital set forth in the Statement of Objections by Seller and the Closing Working Capital determined by the Arbitrating Accountant, the Purchaser will pay all of the Accounting Expenses; (B) if the difference between Closing Working Capital determined by Purchaser and the Closing Working Capital determined by the Arbitrating Accountant is less than the difference between the Closing Working Capital set forth in the Statement of Objections by Seller and the Closing Working Capital determined by the Arbitrating Accountant, then Seller will pay all of the Accounting Expenses and (C) if the difference between Closing Working Capital determined by Purchaser and the Closing Working Capital determined by the Arbitrating Accountant is equal to the difference between the Closing Working Capital set forth in the Statement of Objections by Seller and the Closing Working Capital determined by the Arbitrating Accountant, then Seller and Purchaser shall each pay one-half of the Accounting Expenses.

                 (g) Purchaser will make the work papers and back-up materials necessary for the preparation of the Closing Balance Sheet, and any books, records and financial staff of the Acquired Business, available to Seller and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Balance Sheet at reasonable times and upon reasonable notice at any time during (i) the preparation of the Closing Balance Sheet, (ii) the review by Seller of the Closing Balance Sheet, and (iii) the resolution by Purchaser and Seller and/or the Arbitrating Accountant of any objections thereto.

                 (h) Seller will make the work papers and back-up materials necessary for the preparation of the Closing Balance Sheet available to Purchaser and its accountants and other representatives and to the Arbitrating Accountant resolving any claim concerning the Closing Balance Sheet at reasonable times and upon reasonable notice at any time during (i) the preparation of the Closing Balance Sheet and (ii) the resolution by Purchaser and Seller and/or the Arbitrating Accountant of any objections thereto.

                     (i) The Purchase Price will be adjusted if the Closing Working Capital as finally determined under this Section 2.4 is greater than $3,250,617 or less than $2,659,595. If the Closing Working Capital is greater than $3,250,617, then the Purchase Price will be increased accordingly on a dollar-for-dollar basis of the amount of such excess (the "Positive Closing Date Adjustment Amount"). In such event, the Positive Closing Date Adjustment Amount will be paid by Purchaser to Seller together with interest for the period from the Closing Date to the date of payment at the rate of 2% per annum, by wire transfer of immediately available funds to an account designated by Seller in writing, no later than three business days after the completion of the Closing Balance Sheet and the resolution of any disputes related thereto pursuant to
Section 2.4 of this Agreement. If the Closing Working Capital is less than $2,659,595, then the Purchase Price will be decreased on a dollar-for-dollar basis of the amount of such deficiency (the "Negative Closing Date Adjustment Amount"). In such event, Seller will pay the Negative Closing Date Adjustment Amount to Purchaser together with interest for the period from the Closing Date to the date of payment at the rate of 2% per annum, by wire transfer of immediately available funds to an account designated by Purchaser in writing, no later than three business days after the completion of the Closing Balance Sheet and the resolution of any disputes related thereto pursuant to Section 2.4 of this Agreement.

         3.  ASSUMPTION OF LIABILITIES.

             3.1 Assumed Liabilities. At Closing, as evidenced by the Assignment and Assumption Agreement, Purchaser hereby assumes and is responsible for, solely and exclusively:

                 (a) All accounts payable and accrued expenses of Seller related primarily to the Acquired Business that have been incurred in the ordinary course of business and are included in the determination of the Closing Working Capital pursuant to Section 2.4 above;

                 (b) All (i) Contracts assigned pursuant to Section 2.1(c) (except for liabilities, obligations or commitments resulting from (x) a breach, violation (or acts, events or circumstances with which notice or passage of time would constitute a breach or violation) of any such Contract on or prior to the Closing Date by the Seller or Traex or any of their Affiliates, (y) to the extent not accrued on the Closing Balance Sheet, nonpayment of any accrued expenses, fees or amounts due under such Contracts by Seller, Traex or their Affiliates, which amounts accrued or were otherwise due prior to the Closing and
(z) any stay bonuses or similar payments owed to any of the Business Employees);

                 (c) All Prorated Property Taxes specified in Sections 2.3(d) above, provided Purchaser receives equivalent credits against the Purchase Price under such Section;

                 (d) All product warranty claims of the Acquired Business relating exclusively to products sold after Closing;

                 (e) Tuition reimbursement costs for the accounting course being taken by Amanda Kroes, an employee of the Acquired Business; and

                 (f) All liabilities, commitments and obligations set forth on the Closing Balance Sheet (collectively, the "Assumed Liabilities").

             3.2 Excluded Seller Liabilities. Regardless of any disclosure of Seller, Purchaser does not and shall not assume, incur or otherwise become responsible for any liabilities, obligations and commitments of Seller or its Affiliates, the Division, Traex or the Acquired Business, other than the Assumed Liabilities, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, including, without limitation, all liabilities, obligations and commitments (i) for Taxes of Seller or Traex, including, without limitation, any Taxes arising from the transactions described in this Agreement, but excluding the Prorated Property Taxes provided for in
Section 2.3(d), (ii) related to product liability claims involving or relating to products sold by Seller, Traex or its Affiliates (including any of their predecessors) or the Acquired Business prior to Closing, (iii) for any of Seller's, Traex's or the Acquired Business's indebtedness for borrowed money, including, without limitation, any inter-company indebtedness; (iv) associated with or relating to any Seller Retained Asset, and (v) for any and all Environmental Liabilities to the extent that such Environmental Liabilities occur, arise or originate from acts or omissions on or prior to the Closing, regardless of whether such Environmental Liabilities are discovered before or after Closing (collectively, the "Excluded Seller Liabilities").

         4.  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND
THE PURCHASED ASSETS. Seller represents and warrants to Purchaser that the statements contained in this Section 4 are true and correct, except as set forth in the disclosure schedule provided by the Seller to Purchaser on the date hereof (the "Disclosure Schedule"):

             4.1 Corporate Matters Regarding Seller.

                 (a) Organization; Power. Seller is a corporation duly organized and validly existing under the Laws of the State of Wisconsin. Seller is duly qualified or licensed, as the case may be, and in good standing as a foreign corporation where the nature of the activities of the Division or the character of the Purchased Assets require such qualification or licensing, except where the failure to be so qualified or licensed would not result in a Material Adverse Change. The jurisdictions in which Seller is so qualified or registered are set forth in Section 4.1(a) of the Disclosure Schedule. Seller has, and Traex had, all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Acquired Business as it is now being conducted.

                 (b) Authorization; Validity. Seller has all requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the other documents and instruments to be executed by Seller pursuant hereto and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by Seller. No further corporate act or proceeding on the part of Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement and the related agreements, documents and instruments referred to herein to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms.

                 (c) Compliance; Binding Effect. Except as set forth in Section 4.1(c) of the Disclosure Schedule, the execution and delivery by Seller of this Agreement and the related agreements, documents and instruments referred to herein to which Seller or any of its Affiliates is a party, the sale and transfer of the Purchased Assets and the consummation of the transactions contemplated hereby do not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, or result in the creation of any Encumbrance upon any of the Purchased Assets (other than Permitted Encumbrances) under (i) any Law, order, writ, injunction, judgment, arbitration award or decree or other restriction of any kind or character to which either Seller, the Acquired Business or the Purchased Assets are subject or bound, (ii) the Articles of Incorporation or Bylaws of Seller or (iii) any Material Contract.

             4.2 Governmental Consents. No Consent of any Governmental Authority is required for the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except those set forth in Section 4.2 of the Disclosure Schedule.

             4.3 Financial. Seller previously has furnished to Purchaser true and correct copies of the Financial Statements, all of which are attached hereto as Section 4.3 of the Disclosure Schedule. Except as indicated in Section 4.3 of the Disclosure Schedule, the Financial Statements are correct and complete in all material respects, were prepared in accordance with GAAP consistently applied through the applicable periods involved (except that the Interim Financial Statements are subject to normal year-end adjustments and do not include footnotes), and present fairly and accurately in all material respects the financial condition of the Acquired Business as of the respective dates of such Financial Statements and the results of operations for the respective periods then ended. Except for the accounting for the contribution, transfer and assumption of assets and liabilities pursuant to the 2001 Seller Restructuring and the Intercompany Transaction, since December 31, 2000, there has been no change in the accounting methods or practices of Seller or Traex relating to the Acquired Business.

             4.4 Absence of Changes. Except as set forth in Section 4.4 of the Disclosure Schedule and except as disclosed in the Financial Statements, since January 1, 2002, the Seller and Traex have conducted the Acquired Business in the ordinary course of business, consistent with past practice and there has been no (i) Material Adverse Change, (ii) material damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets or the Acquired Business, (iii) increase or commitment to increase in either the rate of compensation or the actual compensation payable or to become payable by Seller or Traex to any of the employees of Seller or Traex employed in the Acquired Business, except in the ordinary course of business, consistent with past practice, (iv) termination of any previously existing contract, agreement or license which, if not terminated, would have been required to be listed on Schedule

4.10(a), other than terminations or expirations of such contracts, agreements or licenses in the ordinary course of business, (v) cancellation or termination of a relationship, or written notice to Traex or Seller of a future cancellation or termination of a relationship, by any single supplier or customer who accounted for more than 5% of the purchases or sales of the Acquired Business, determined by reference to Seller's fiscal year ended December 31, 2001, (vi) made any material changes in its sales practices or procedures other than in the ordinary course of business, (vii) sell, lease, transfer, or assignment of any material Purchased Asset, other than in the ordinary course of business, consistent with past practice, (viii) accelerate, terminate, materially modify or cancel any Contract material to the operation of the Business, other than in the ordinary course of business, (ix) grant any license or sublicense of any rights under or with respect to any Intellectual Property, (x) enter into any written employment agreement or materially modify the terms of any such existing employment agreement with any of the Business Employees, and (xi) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business.

             4.5 Powers of Attorney. Except as set forth in Section 4.5 of the Disclosure Schedule, no employees or agents of Seller or its Affiliates hold powers of attorney to act with respect to the Purchased Assets or the Acquired Business.

             4.6 Litigation. Except as set forth in Section 4.6 of the Disclosure Schedule, (a) there is no suit, action, or legal, administrative, arbitration or other proceeding pending or, to the Knowledge of Seller, threatened against Traex, the Division or Seller relating to the Acquired Business or the Purchased Assets; (b) there is no suit, action, or legal, administrative, arbitration or other proceeding pending or, to the Knowledge of Seller, threatened which questions the legality, validity or propriety of the transactions contemplated by this Agreement; (c) there is no unfair labor practice charge against Traex or the Seller related to the Acquired Business pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state agency; (d) there are no labor strikes pending or, to the Knowledge of Seller, threatened against Traex or the Seller relating to the Acquired Business and (e) to the Knowledge of Seller, there is no governmental investigation pending or threatened against Traex, the Division, or the Seller relating to the Acquired Business or which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

             4.7 Licenses; Compliance With Laws and Regulations.

                 (a) Governmental Licenses; Notices. Except as set forth in
Section 4.7(a) of the Disclosure Schedule, Seller, with respect to the Acquired Business, has all Consents of, with or to any Governmental Authority necessary to conduct of the Acquired Business as conducted on the date hereof, excluding such material Consents required under Environmental Laws which are covered by
Section 4.12, and such Consents are in full force and effect and listed in
Section 4.7(a) of the Disclosure Schedule. Except as set forth in Section 4.7(a) of the Disclosure Schedule, Seller, with respect to the Acquired Business and the Purchased Assets, is in compliance in all material respects with all such Consents of, with or to any Governmental Authority.

                 (b) Compliance With Laws and Regulations. Except as provided in
Section 4.7(b) of the Disclosure Schedule, to the Knowledge of Seller, Seller, with respect to the Acquired Business, is currently and for a five (5) year period prior to January 1, 2002 was, with respect to the Acquired Business, and since January 1, 2002 Traex was, in compliance in all material respects with all applicable Laws relating to the operation of the Acquired Business and the Purchased Assets, including, without limitation, those relating to employment matters, labor matters, employee safety and health, zoning, building, fire, and plumbing, but excluding Environmental Laws which are covered by Section 4.12 hereof.

             4.8 Title to and Condition of Purchased Assets; Sufficiency of Assets.

                 (a) Title. Seller owns or has a leasehold or license interest in, or right to all of the Purchased Assets. At Closing, Seller will convey the Purchased Assets to Purchaser free and clear of all Encumbrances, except for the Permitted Encumbrances. Subject to (i) the Permitted Encumbrances, (ii) any Encumbrances created by the Purchaser, (iii) any Laws which may prohibit or limit the Purchaser's ability to own the Purchased Assets and except as contemplated by Section 7.8(a), Purchaser will at Closing own or have valid and enforceable leasehold or license interest in, or other valid and enforceable rights to all of the Purchased Assets. The Purchased Assets constitute all of the assets, rights and privileges necessary to run or operate the Acquired Business as presently conducted, except for Seller Retained Assets.

                 (b) Condition. Each material tangible Purchased Asset (excluding the Seller Retained Assets and inventory,) material to the Acquired Business as presently conducted or material to the operation or use the Facility or any material portion thereof is free of material defects, is in satisfactory operating condition and repair (subject to normal wear and tear), and is adequate for the purposes for which it presently is used. No asset essential to the operation of the Acquired Business has been diverted to other uses in contemplation of the sale of the Acquired Business and the Purchased Assets.

             4.9 Taxes.

                 (a) Except as set forth in Section 4.9(a) of the Disclosure Schedule, with respect to the Acquired Business, Seller and Traex (i) have timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by them as of the date of this Agreement for all periods ended on or prior to the Closing Date, and (ii) have timely paid all Taxes payable with respect to the Acquired Business. All Tax Returns filed by Seller and Traex are correct and complete in all material respects.

                 (b) All Taxes that Seller and Traex are required by Law to withhold or collect with respect to the Acquired Business for all periods ending on or prior to the Closing Date have been withheld or collected, and have timely paid all such Taxes due any Governmental Authority.

                 (c) Except as set forth in Section 4.9(c) of the Disclosure Schedule, neither Seller nor Traex has received any written notice from a taxing authority in a jurisdiction where either of them does not file Tax Returns such that either of them may be subject to taxation by that jurisdiction by virtue of the operation of the Acquired Business.

                 (d) Neither Seller nor Traex has agreed to, and is not required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by Seller or Traex which relates to or affects the Acquired Business and, to the Knowledge of Seller, neither the Internal Revenue Service nor any other taxing authority has proposed any such adjustment or change in accounting method, and neither Seller nor Traex has any application pending with any taxing authority requesting permission for any such changes in accounting methods which relates to or otherwise affects the Acquired Business.

                 (e) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Purchased Assets. None of the Purchased Assets is property that is required to be treated for Tax purposes as being owned by any other Person.

                 (f) The transactions contemplated herein are not subject to the Tax withholding provisions of ss.3406 or of Subchapter A of Chapter 3 of the Code or of any other tax withholding provisions of federal, state, local or foreign law.

                 (g) Except as set forth in Section 4.9(g) of the Disclosure Schedule, there is no claim, action, audit or other proceeding now pending or, to the Knowledge of Seller, threatened relating to the Taxes of Seller or Traex with respect to the Acquired Business, and no extension or waiver of a statute of limitations relating to Taxes with respect to the Acquired Business is in effect with respect to Seller or Traex.

             4.10 Contracts.

                 (a) Material Contracts. Section 4.10 of the Disclosure Schedule attached hereto contains a complete and correct list of (i) all Contracts to which Traex is a party, (ii) all Contracts to which Seller, Traex or any of their Affiliates is a party that relate substantially to the Acquired Business and (iii) all Contracts by which any of the Purchased Assets are bound (excluding any contracts or agreements which are Seller Retained Assets) of the type set forth below (collectively, the "Material Contracts"):

                     (i) any Contract containing covenants limiting the Acquired Business's ability to compete with any Person in any business or geographic territory;

                     (ii) any Contract with any officer or director of Seller or former officer or director of Traex or any of their Affiliates (other than in their capacity as employees);

                     (iii) any Contract for the lease of personal or real property to or from any Person providing for lease payments (individually or in the aggregate under any master or universal lease agreement) in excess of $50,000 per annum with respect to the Acquired Business;

                     (iv) any Contract (or series of related Contracts) for the purchase of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services with respect to the Acquired Business, excluding any purchase orders which do not involve consideration in excess of $75,000 per annum to one supplier;

                     (v) any Contract (or series of related Contracts) for the sale to customers of products of the Acquired Business, excluding any sales orders which do not involve consideration in excess of $75,000 per annum from one sales customer;

                     (vi) any Contract providing for the disposition of a material Purchased Asset, other than in the ordinary course of business;

                     (vii) any Contract which is an employment, consulting or severance agreement of any Person on a full-time, part-time, consulting or other basis whose compensation, including bonuses paid in the past 12 months and excluding benefits under any Benefit Plans, is in excess of $60,000 or which provides for severance benefits upon termination of employment or engagement;

                     (viii) any Contract with a sales representative, dealer or distributor;

                     (ix) a partnership, joint venture or similar relationship;

                     (x) any collective bargaining agreements;

                     (xi) any Contract relating to the creation, incurrence, assumption or guarantee of indebtedness for borrowed money;

                     (xii) any Contract creating an Encumbrance on the Purchased Assets (other than Permitted Encumbrances);

                     (xiii) any guarantee of performance or guarantee of liabilities of any other Person;

                     (xiv) any Contract for capital expenditures in excess of $100,000 individually with respect to the Acquired Business;

                     (xv) any hedging arrangement with respect to the Acquired Business;

                     (xvi) any Contract for the license to Seller, Traex or any of their Affiliates of Intellectual Property (other than Licensed Software) used in the operation of the Acquired Business;

                     (xvii) any Licensed Software, other than Licensed Software which is commercially available on a shrink-wrap basis;

                     (xviii) any Contract for the license from Seller or Traex of Intellectual Property;

                     (xix) any Contract for freight or transportation of products or materials of the Acquired Business; and

                     (xx) any other Contract involving payments of $75,000 with respect to the Acquired Business in any twelve (12) month period, not otherwise listed above.

                 (b) Defaults. Seller has delivered or made available to Purchaser a correct and complete copy of each Material Contract. Except as set forth on Section 4.10(b) of the Disclosure Schedule, with respect to each of the Material Contracts, (i) such Material Contract is legal, valid and binding on the Seller or its Affiliates party to such Contract and, to the Knowledge of Seller, each other party thereto, and is in full force and effect as to Seller and, to the Knowledge of Seller, each other party thereto, (ii) none of Seller or Traex or any Affiliate is in breach or default thereunder and, to the Knowledge of Seller (A) no other party is in material breach or default thereunder, and (B) no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification, or acceleration thereunder and (iii) to Knowledge of Seller, there are no pending renegotiations of any material provisions thereof outside the ordinary course of business.

             4.11 Intellectual Property.

                 (a) Section 4.11(a) of the Disclosure Schedule sets forth a complete and correct list of all patents, registered copyrights, trademarks and service marks, trade names, Internet domain names and all registrations and applications for any of the foregoing, owned or licensed by Seller and used in connection with the conduct of the Acquired Business (other than the Seller Retained Assets) as presently conducted.

                 (b) Except as set forth in Section 4.11(b) of the Disclosure Schedule, all Intellectual Property that is listed in Section 4.11(a) of the Disclosure Schedule and to the Knowledge of Seller, all other Intellectual Property that is part of the Purchased Assets is exclusively owned by Seller free and clear of all Encumbrances, and except for fees and costs required by Governmental Authorities to prosecute and maintain such Intellectual Property in effect, the Seller is not obligated to make any payments of any kind in respect thereof. The Seller has properly maintained and renewed all registrations and related filings with respect to (i) all of the registered Intellectual Property listed in Section 4.11(a) of the Disclosure Schedule and (ii) any other registered Intellectual Property that is included in the Purchased Assets, and has used commercially reasonable efforts to enforce its rights therein against any known infringement or dilution by third parties.

                 (c) Section 4.11(c) of the Disclosure Schedule sets forth a complete and correct list of all licenses granted by or to the Seller with respect to any Intellectual Property that is part of the Purchased Assets (other than the Seller Retained Assets and Licensed Software). All such licensed Intellectual Property is licensed, leased or otherwise used by the Seller pursuant to terms of a binding Contract under which the Seller has the right to use such Intellectual Property as currently used or intended to be used in the Acquired Business.

                 (d) Section 4.11(d) of the Disclosure Schedule contains a complete and correct list of all Owned Software. As used herein, "Owned Software" shall mean all computer software that is owned by the Seller or an Affiliate or is material to the conduct of the Acquired Business as presently conducted (excluding any owned computer software that is a

Seller Retained Asset). The Owned Software together with the Licensed Software is referred to as the "Acquired Business Software."

                 (e) Except as disclosed in Section 4.11(e) of the Disclosure Schedule, the Seller is not currently in receipt of any written or, to the Knowledge of Seller, oral notice that the conduct of the Acquired Business violates the Intellectual Property rights of any other Person. To the Knowledge of Seller, (i) the use by the Seller of any Intellectual Property used in connection with the Acquired Business (excluding the Seller Retained Assets) is not violating, infringing, diluting or misappropriating any other Person's Intellectual Property rights and (ii) no Person has threatened or claimed that the use by the Seller of any Intellectual Property in connection with the Acquired Business (other than Seller Retained Assets) is violating, infringing, diluting or misappropriating such Person's Intellectual Property rights.

                 (f) Except as set forth in Section 4.11(f) of the Disclosure Schedule, to the Knowledge of Seller, to the extent that any material Intellectual Property included in the Purchased Assets (excluding Seller Retained Assets) was created for the Seller or any predecessor of the Seller, by or with the aid or assistance of an employee, non-employee, consultant or independent contractor, the Seller has received all necessary written assignments to the rights, title and interest in such Intellectual Property to obtain for the Seller all rights, title and interest in such Intellectual Property.

             4.12 Environmental Matters.

                 (a) Except as set forth in Section 4.12(a) of the Disclosure Schedule, Seller, with respect to the Acquired Business, is in compliance in all material respects with all Environmental Laws. Neither Seller nor Traex has received in the last five (5) years, any written notice from a Governmental Authority, nor does the Seller have any Knowledge that (i) the Acquired Business is not in compliance in all material respects with, or is in violation in any material respect of, any Environmental Laws or (ii) any currently existing circumstances are reasonably likely to result in (x) a failure of the Seller to comply in all material respects with any Environmental Law, as it relates to the Acquired Business or (y) a material violation by Seller of any Environmental Law, as it relates to the Acquired Business. For any written notice described above that was received prior to the last five (5) years, Seller and Traex have resolved all outstanding issues related to such notice to the satisfaction of the issuing authority.

                 (b) All material licenses and permits currently held by Seller pursuant to Environmental Laws are identified in Section 4.12(b) of the Disclosure Schedule and constitute all of the material licenses and permits required under Environmental Laws to operate the Acquired Business. Except as described in Section 4.12(b) of the Disclosure Schedule, Seller is in compliance in all material respects with such licenses and permits.

                 (c) Except as set forth on Section 4.12(c) of the Disclosure Schedule, there are no Environmental Claims (excluding any allegations or accusations from such definition) pending or, to the Knowledge of Seller, there are no Environmental Claims threatened against Traex or Seller relating to the Acquired Business. Neither the Seller, nor Traex has received any written notification, nor does Seller have Knowledge, of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release of any Materials of Environmental Concern either generated at or transported from the Facility. To the Knowledge of Seller, there has been no transportation or other off-site disposal of any Materials of Environmental Concern that has or could reasonably be expected to result in Environmental Liabilities.

                 (d) Except as disclosed in Section 4.12(d) of the Disclosure Schedule, there are no current or, to the Knowledge of Seller, past releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, migration, injecting, escaping, leaching, disposing, or dumping) of Materials of Environmental Concern in such quantities that would result in Environmental Liabilities.

             4.13 Transactions with Affiliates. Except as set forth on Section
4.13 of the Disclosure Schedule, none of Seller's or Traex's shareholders, officers, directors or other Affiliates has any material interest in any Purchased Asset.

             4.14 Benefit Plans.

                 (a) Seller has delivered to Purchaser true, correct and complete copies of (i) each Existing Plan and all amendments thereto (or, if not written a written summary of its material terms), including a summary of material modifications, and (ii) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Existing Plan and any pending request for such a determination letter. No Existing Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

                 (b) Each Existing Plan has in all material respects been maintained in compliance with its terms and all material provisions of ERISA and the Code applicable thereto.

                 (c) Each Existing Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA (a "Pension Plan"), which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the IRS to be so qualified and to Seller's Knowledge there are no facts which would indicate that the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder has been adversely affected.

                 (d) Except as set forth in Section 4.14(d) of the Disclosure Schedule, no Existing Plan which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA provides post-retirement medical or life coverage to any Business Employees, other than as required by COBRA.

             4.15 Real Property.

                 (a) Except as set forth in Section 4.15(a) of the Disclosure Schedule, the Facility constitutes all the fee and leasehold interest in real property used or held for use in connection with the Acquired Business. Seller owns and has good, valid, and marketable fee simple title to the Facility, free and clear of all Encumbrances other than Permitted Encumbrances.

                 (b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) to the Knowledge of Seller, there are no planned or commenced public improvements related to the Facility that may result in special assessments for which the owner of the Facility would be responsible; (ii) to the Knowledge of Seller, there is no planned condemnation or similar action or material change in any zoning or building ordinance materially and adversely affecting the Facility; (iii) there are no material structural or mechanical defects in the Facility, and take as a whole, the Facility is in satisfactory condition and repair in all material respects, subject to reasonable wear and tear and is adequate for the purpose for which it is currently used; (iv) there are no eminent domain or other similar proceedings pending or, to the Knowledge of Seller, threatened affecting any portion of the Facility; (v) the use and operation of the Facility does not violate in any material respect any instrument of record or agreement affecting any portion of the Facility; (vi) neither Seller nor Traex has received any written order requiring repairs, alterations or correction of any existing conditions of the Facility that have not been remedied; (vii) there is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to Knowledge of Seller, threatened, relating to the ownership, lease, use, occupancy or operation by Seller or Traex of the Facility; (viii) to the extent necessary for the conduct of Acquired Business as currently conducted thereon, all utility services or systems for the Facility have been installed and are operational and sufficient in all material respects for the operation of the Facility as currently operated; (ix) there are no outstanding options or rights of first refusal to purchase the Facility, or any portion thereof or interest therein;
(x) the Seller has not leased or otherwise granted to any Person the right to use or occupy all or any portion of the Facility and (xi) the Seller has the right of egress and access to the Facility necessary for the conduct of business thereon.

                 (c) Except as set forth in Section 4.15(c) of the Disclosure Schedule, the Facility is in compliance in all material respects with all applicable building, zoning, subdivision and other land use and similar Laws affecting the Facility (collectively, the "Real Property Laws"), and in the last five (5) years neither Seller nor Traex has received any notice of violation or claimed violation of any Real Property Law. No current use by the Seller of the Facility is dependent on a nonconforming use or other governmental approval, the absence of which would materially limit the use of the Facility in connection with the operation of the Acquired Business as currently conducted.

                 (d) Except as set forth in Section 4.15(d) of the Disclosure Schedule, each parcel included in the Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel.

             4.16 Insurance. Section 4.16 of the Disclosure Schedule contains a list of all insurance policies which Seller maintains that cover the Purchased Assets. To the Knowledge of Seller, such insurance policies are in full force and effect and Seller has not received any written notice of any cancellation of such insurance. During the last two years, no insurance policy covering the Purchased Assets has been cancelled, withdrawn or non-renewed by the insurer.

             4.17 Intercompany Transaction and 2001 Seller Restructuring.

                 (a) The Seller and Traex had the requisite corporate power and authority to consummate the Intercompany Transaction and the 2001 Seller Restructuring. The consummation by Seller or Traex of the Intercompany Transaction and the 2001 Seller Restructuring has been duly and validly authorized by all necessary corporate action and requisite stockholder or shareholder action, on the part of Seller and Traex, and no additional corporate action on the part of Traex or Seller was necessary in order to authorize or consummate the Intercompany Transaction and the 2001 Seller Restructuring.

                 (b) All documents executed and delivered by Seller and Traex in order to consummate the Intercompany Transaction (the "Intercompany Transaction Documents") and the 2001 Seller Restructuring (the "2001 Restructuring Documents") were duly executed by each of Seller and Traex and, as and if required by applicable Law, filed with the appropriate Governmental Authority. Each Intercompany Transaction Document and 2001 Restructuring Document constitutes a legal, valid and binding obligation of each of Seller and Traex, enforceable against each in accordance with its terms. The Intercompany Transaction Documents effected the Intercompany Transactions in accordance with all applicable Law. The 2001 Restructuring Documents effected the 2001 Seller Restructuring in accordance with all applicable Law. Seller has provided complete and correct copies of all Intercompany Transaction Documents to Purchaser.

                 (c) Except as set forth in Section 4.17(c) of the Disclosure Schedule, the execution of the Intercompany Transaction Documents and the 2001 Seller Restructuring Documents and the consummation of the Intercompany Transaction and 2001 Seller Restructuring did not, (i) conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, or (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets under (x) any Law, order, writ, injunction, judgment, arbitration award or decree to which either Seller, Traex or the Purchased Assets are subject or bound, (y) the articles of incorporation or bylaws of Seller or Traex or (z) any Material Contract.

             4.18 Inventories. Seller represents that, except as set forth on
Section 4.18 of the Disclosure Schedule and except to the extent disclosed and reserved against in the Financial Statements, all inventories of the Acquired Business are recorded on the books of the Acquired Business at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP.

             4.19 Accounts Receivable. Seller represents that, except as set forth on Section 4.19 of the Disclosure Schedule and except to the extent disclosed and reserved against in the Financial Statements, all accounts receivable of the Acquired Business represent bona fide claims against debtors for sales made, services performed or other charges arising on or before the Closing Date, and all of the goods delivered and services performed that give rise to such accounts were delivered or performed in accordance with the applicable Contracts.

             4.20 Suppliers. Section 4.20 of the Disclosure Schedule sets forth the name of Acquired Business's top ten (10) suppliers of raw materials, supplies, merchandise and other goods during the past twelve (12) months for the Acquired Business. None of these suppliers have notified Seller or Traex in writing that it intends to stop or materially curtail its sale of raw materials, supplies, merchandise or other goods to the Acquired Business or to materially alter the terms and conditions of sale and, to the Knowledge of Seller, none of these suppliers intends to stop or materially curtail its sale of raw materials, supplies, merchandise or other goods to the Acquired Business or to materially alter the terms and conditions of sale.

             4.21 Customers. Section 4.21 of the Disclosure Schedule sets forth the name of the Acquired Business's top ten (10) customers during the past twelve (12) months. None of these customers have notified Seller or Traex in writing that it intends to stop or materially curtail its purchasing of products from the Acquired Business or to materially alter the terms and conditions by which it purchases such products from the Acquired Business and, to the Knowledge of Seller, none of these customers intends to stop or materially curtail its purchasing of products from the Acquired Business or to materially alter the terms and conditions by which it purchases such products from the Acquired Business.

             4.22 Warranties. Traex's and the Seller's outstanding product warranty claims with respect to products sold or delivered by the Acquired Business do not exceed $5,000 in the aggregate.

             4.23 Rebates. Seller has informed Purchaser of all rebates, discounts, promotional allowances or similar payments or obligations to any customers of the Acquired Business (the "Rebate Obligations"). All Rebate Obligations are reflected in the Financial Statements in accordance with GAAP as consistently applied or have been incurred after the date thereof in the ordinary course of business, consistent with past practice.

             4.24 Inter-company Contracts and Services.

                 (a) Section 4.24(a) of the Disclosure Schedule sets forth (i) each material written agreement or contract in effect as of the Closing Date between Traex or the Division, on the one hand, and Seller or any other Affiliates of Seller on the other hand, which affects or relates to the Purchased Assets or the Acquired Business and (ii) each Contract to which neither Traex, nor the Division is a party but Seller or an Affiliate of Seller is a party (other than Traex) and under which the Acquired Business receives benefits or pursuant to which the Acquired Business is obligated or bound pursuant to such Contract.

                 (b) Section 4.24(b) of the Disclosure Schedule lists the categories of material services that Seller or its Affiliates provide to the Acquired Business in connection with the operation of the Acquired Business as presently conducted, other than the services described in the Transition Agreement.

             4.25 Employees. Except as set forth in Section 4.25 of the Disclosure Schedule, neither Seller, nor any of its Affiliates or divisions have solicited or sought to induce, directly or indirectly, any Business Employee whose services are material to the operation of the Acquired Business to leave their employment or position with the Acquired Business for another position or employment with Seller or any of its Affiliates or divisions. Traex is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Traex is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, worker's compensation, plant closings, and wages and hours. Within the 90 day period ending immediately prior to the Closing, Traex has not instituted any layoffs or other reductions in force.

             4.26 Brokers, Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

             4.27 NO OTHER REPRESENTATION OR WARRANTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 4 OF THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY PURCHASED ASSET AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

         5. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER. Purchaser represents and warrants to Seller that:

             5.1 Corporate Matters Regarding Purchaser.

                 (a) Organization; Power. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

                 (b) Authorization; Validity. Purchaser has all requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Purchaser pursuant hereto and to carry out its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other documents and instruments to be executed by Purchaser pursuant hereto and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and, if required, the shareholder, of Purchaser. No further corporate act or proceeding on the part of Purchaser is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement and the related agreements, documents and instruments referred to herein to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms.

                 (c) Compliance; Binding Effect. Except as set forth in Schedule 5.1(c) attached hereto, the execution and delivery by Purchaser of this Agreement and the related agreements, documents and instruments referred to herein to which Purchaser is a party, the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the transactions contemplated hereby do not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under (i) the certificate of incorporation or bylaws of Purchaser, (ii) any Law, order, writ, injunction, judgment, arbitration award or decree or other restriction of any kind or character to which the Purchaser is subject or by which the Purchaser is bound or (iii) any material contract to which Purchaser is a party or by which Purchaser is bound.

             5.2 Governmental Consents. No Consent of any Governmental Authority is required for the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement.

             5.3 Litigation. There is no action, claim, suit or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

             5.4 Brokers; Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

         6.   CLOSING.

             6.1 Closing Date. The Closing of the transactions provided for herein shall take place at such time and date as Seller and Purchaser may mutually agree.

             6.2 Closing Deliveries. The following items shall be delivered by the parties at Closing:

                 (a) By the Seller. At the Closing, the Seller shall deliver to Purchaser the following:

                     (i) Assignment of Purchased Assets: To effect the assignment of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement, Seller will execute and deliver at Closing, the following documents, each of which will be reasonably satisfactory in form and substance to Purchaser (collectively, the "Assignment Documents"):

                     A. bills of sale conveying to Purchaser all of Seller's personal property included in the Purchased Assets;

                     B. assignments of all Contracts included in the Purchased Assets which shall assign to Purchaser all of Seller's right, title and interest therein and thereto;

                     C. assignments of patents and trademarks and other Intellectual Property rights included in the Purchased Assets in recordable form to the extent necessary to assign such rights to Purchaser;

                     D. a special warranty deed for the Facility, together with applicable transfer forms (subject to Assumed Liabilities and Permitted Encumbrances);

                     E. certificates of title to all motor vehicles included in the Purchased Assets, duly endorsed for transfer to Purchaser;

                     F. the Assignment and Assumption Agreement; and

                     G. such assignment documents and other instruments of transfer as are necessary to properly transfer and assign the Purchased Assets to Purchaser, each duly executed by Seller.

                     (ii) Transition Agreement. Transition Agreement, duly executed by the Seller.

                     (iii) Consents. All Consents to, as the case may be, required under or otherwise necessary to avoid any breach, default, violation of any anti-assignment clause, cancellation or acceleration or triggering of any rights under those Contracts set forth on Schedule 6.2(a)(iii) attached hereto with respect to (A) the consummation of the transactions contemplated hereby and/or (B) the Intercompany Transaction or any combination of these transactions (the "Required Consents").

                     (iv) Secretary's Certificate. A certificate of a secretary or assistant secretary of Seller dated the Closing Date certifying, (i) a true and complete copy of the Articles of Incorporation of Seller, (ii) a true and complete copy of the Bylaws of Seller and (iii) incumbency matters.

                     (v) Survey. A current survey of the Facility prepared by a land surveyor certified or registered in Wisconsin and reasonably acceptable to Purchaser, prepared in accordance with the requirements set forth in Schedule 6.2(a)(v) attached hereto, which shall have been prepared and delivered sufficiently prior to Closing to allow for the issuance of the title insurance policy specified in Section 6.2(a)(vi) of this Agreement.

                     (vi) Title Policy. A current owner's policy of title insurance (or pro forma owners policy) from First American Title Insurance Company with respect to the Facility meeting the requirements set forth in
Schedule 6.2(a)(vi) attached hereto.

                     (vii) FIRPTA Certificate. An affidavit in form and substance satisfactory to Purchaser that satisfies Purchaser's obligations under Treasury Regulation Section 1.1445-2(b)(2), duly executed by Seller.

                     (viii) Legal Opinions. An opinion of Quarles & Brady, LLP, counsel to Seller, addressed to Purchaser dated as of the Closing Date in the form set forth on Exhibit C-1 and opinion of in-house counsel of Seller, addressed to Purchaser dated as of the Closing Date in the form set forth on Exhibit C-2.

                     (ix) Intercompany Transaction Documents. All Intercompany Transaction Documents.

                 (b) By Purchaser. At the Closing, Purchaser shall deliver to the Seller, the following:

                     (i) Ancillary Agreements. The Assignment and Assumption Agreement and Transition Agreement, each duly executed by Purchaser;

                     (ii) Secretary's Certificate. A certificate of Purchaser dated the Closing Date and signed on its behalf by its secretary or assistant secretary certifying (i) the adoption of attached resolutions of Purchaser's Board of Directors authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein, (ii) a true and complete copy of the certificate of incorporation of Purchaser, (iii) a true and complete copy of the bylaws of the Purchaser and
(iv) incumbency matters;

                     (iii) Legal Opinion. An opinion of the general counsel of Purchaser addressed to Seller dated as of the Closing Date in the form set forth on Exhibit D; and

                     (iv) Payment. Payment by wire transfer of the Purchase Price as provided in Section 2.3 of this Agreement.

         7.  COVENANTS OF SELLER.

             7.1 Liability for Transfer Taxes. The Seller shall be responsible for the timely payment of all sales, use, value added, documentary, stamp, gross receipts, transfer, conveyance, excise, real estate recording and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that the Purchaser shall be permitted to prepare any such Tax Returns that are the primary responsibility of the Purchaser under applicable law. The Purchaser's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be withheld unreasonably.

             7.2 Further Acts. On the Closing Date, or thereafter if necessary, Seller shall, without cost or expense to Purchaser, execute and deliver to or cause to be executed and delivered to Purchaser such further instruments of transfer and conveyance and take such other action as Purchaser may reasonably require to carry out more effectively and completely the transactions contemplated by this Agreement.

             7.3 Resin Supplies.

                 (a) For a period of five (5) years after the Closing Date (the "Resin Supply Period"), Seller covenants and agrees to use its best efforts to afford Purchaser, or any designated Affiliate of Purchaser, the opportunity to participate in the buying group for resin, and/or to be party to, any New Resin Contract. To the extent that Seller or its Affiliates will incur any Participation Costs as a result of Purchaser, or its designated Affiliate, participating in a buying group for resin, or becoming party to any New Resin Contract, Seller shall promptly provide Purchaser, or its designated Affiliate, with written notice of such Participation Costs (which notice shall provide reasonable evidence of such Participation Costs) (the "Participation Costs Notice") prior to their participating in a buying group for resin, or becoming party to, a New Resin Contract. If, upon receipt of the Participation Costs Notice, Purchaser, or its designated Affiliate, agrees to participate in such buying group for resin, or agrees to become a party to such New Resin Contract, Purchaser, or its designated Affiliate, shall notify Seller in writing within five (5) business days after receipt of such Participation Cost Notice of such fact and of its agreement to pay the Participation Costs as set forth in the applicable Participation Costs Notice. Purchaser, or its designated Affiliates, shall pay such Participation Costs (i) to the extent practicable, before they are incurred by Seller or Seller's Affiliate or, if not practicable, reimburse Seller or Seller's Affiliates for such Participation Costs within ten (10) days after receipt of written notice that they have been incurred, or (ii) if applicable, assume such Participation Costs in accordance with the terms of the New Resin Contact.

                 (b) If at any time during the Resin Supply Period, (i) Purchaser or its designated Affiliate is unable to participate in a buying group for resin or is unable to be a party to a New Resin Contract, or (ii) Seller is, or its Affiliates are, prohibited from including, or unable to include, Purchaser, or its designated Affiliate, as a participant in a buying group for resin, or as a party to any New Resin Contract for purposes of satisfying the Acquired Business's resin supply needs, Seller agrees to use its best efforts to sell to Purchaser, or any designated Affiliate of Purchaser, solely for the benefit of the Acquired Business, (x) resin of the type purchased by the Acquired Business on the date hereof, which types of resin are set forth on
Schedule 7.3(b), and (y) any other resin that is used by the Acquired Business to manufacture or produce any of the products manufactured as of the date hereof by the Acquired Business which are set forth in the 2002 Traex Product Guide any time during the Resin Supply Period, which resin can be available under a then existing New Resin Contract. Such resin shall be resold to Purchaser, or its designated Affiliate, at the same price and pursuant to the same terms that Seller or its Affiliates may purchase the resin from the resin supplier under the applicable New Resin Contract; provided, that, such resin shall be sold by Seller or its Affiliates to Purchaser or its Affiliates on an AS-IS basis except that Seller and its Affiliates shall pass along any warranty provided by the resin supplier with respect to any resin purchased by Purchaser or its Affiliates; provided, further that Purchaser, or its designated Affiliate, shall receive its pro-rata share of all discounts, rebates or other economic benefits under each of the New Resin Contracts its buys any resin from Seller under, with such discounts applied, and such rebates paid, in accordance with applicable terms and conditions of each New Resin Contract, as if Purchaser, or its designated Affiliate, were a party to such New Resin Contract. Seller and its Affiliates shall, at Purchaser's cost, provide such assistance to Purchaser or its Affiliates in asserting any breach of warranty or other similar claim against a resin supplier as Purchaser may reasonably request.

                 (c) In the event Purchaser or its Affiliates are purchasing resin from Seller or its Affiliate pursuant to subsection (b) above, during the Resin Supply Period, Purchaser, or a designated Affiliate of Purchaser, may (solely for the benefit of the Acquired Business) from time to time issue purchase orders to Seller for the purchase of resin to be supplied pursuant to subsection (b) above under the applicable New Resin Contracts ("Purchase Order"), it being agreed to that notwithstanding the terms and conditions of such Purchase Order, the terms of this Section 7.3 shall govern. Each such Purchase Order for resin shall not become an effective order for the purchase of resin until Purchaser, or its designated Affiliate, shall have received a Participation Costs Notice from Seller and thereafter confirms in writing to Seller that it intends to purchase the resin under such Purchase Order and pay any Participation Costs in connection therewith. To the extent that Seller or its Affiliates will incur any Participation Costs in connection with Seller's resale of resin to Purchaser, or its designated Affiliate, Seller shall, within ten (10) business days of receipt of such Purchase Order for resin, provide Purchaser, or its designated Affiliate, with a Participation Costs Notice. If, upon receipt of the Participation Costs Notice, Purchaser, or its designated Affiliate, agrees to purchase the resin from Seller under such applicable Purchase Order, Purchaser, or its designated Affiliate, shall notify Seller in writing confirming its previous Purchase Order (the "PO Confirmation") and its agreement to reimburse Seller or its Affiliates for the Participation Costs set forth in the Participation Costs Notice within five (5) business days after receipt thereof. Purchaser, or its designated Affiliates, shall reimburse Seller or its Affiliates for such enumerated Participation Costs within ten (10) business days of receipt of the PO Confirmation.

                 (d) For the purpose of this Section 7.3, (i) "New Resin Contract" shall mean any contract, agreement or arrangement regarding the supply of resin (including, without limitation, resin colorants) to the Seller or any of its Affiliates from resin suppliers during the Resin Supply Period and (ii) "Participation Costs" shall mean any costs, fees or other expenses (including without limitation any increase in resin prices) which a resin supplier imposes on Seller or any Affiliate of Seller in connection with the Purchaser or any Affiliate of Purchaser participating in any buying group, becoming a party to any New Resin Contract or purchasing resin from Seller or any Affiliate of Seller, as the case may be, including any reasonable out-of-pocket costs and expenses incurred by Seller or any Affiliate of Seller in connection with Purchaser or any Affiliate of Purchaser participating in any buying group, becoming a party to a New Resin Contract or purchasing resin from Seller or any Affiliate of Seller, as the case may be.

                 (e) For purposes of notice under this Section 7.3, Seller and Purchaser shall notify each other within thirty (30) days of the Closing Date of the person and coordinates of the person who shall receive all notices under this Section 7.3 (each the "Notice Person"). Any time thereafter, each party may notify the other in writing of any change in the applicable party's Notice Person. Any notices or other communications required or permitted under this
Section 7.3 shall be in writing and shall be considered delivered in all respects when delivered by hand or by facsimile transmission (but only if followed by transmittal by national overnight courier or hand delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid or on the next business day if transmitted by national overnight courier to the applicable Notice Person.

             7.4 Books and Records. As soon as reasonably practical after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser all of the Books and Records in the possession of Seller or its Affiliates; provided, however, that Purchaser recognizes that certain Books and Records may be part of other books and records of Seller which are not part of the Purchased Assets; provided, Seller shall use its reasonable efforts to separate or extricate the Books and Records from the data and materials which are not part of the Purchased Assets and provide Purchaser with such Books and Records in usable electronic or hard copy form.

             7.5 Corporate Name. To the extent the trademarks, service marks, brand names, logos or trade, corporate or business names of Seller or of any of Seller's Affiliates ("Seller IP") are not included in the Purchased Assets but are used by the Acquired Business on existing supplies of packaging or printed advertising and promotional materials, catalogs, inventories or like materials (collectively, the "Packaging") included in the Purchased Assets, Purchaser and the Acquired Business may use such Packaging or sell such inventories after the Closing Date (without altering or modifying such Packaging and Inventories) until such Packaging is exhausted and in any event no later than December 31, 2003. Seller and its Affiliates, as applicable, hereby grant to Purchaser a royalty free, non-exclusive and nontransferable license to use Seller IP as it exists on such Packaging in the ordinary course of business until December 31, 2003.

             7.6 Use of Business Name. After the Closing, Seller shall not, directly or indirectly, use or do business, or allow any Affiliate to use or do business, or assist any third party in using or doing business, under the name and mark "Traex" (or any other name confusingly similar to such names and marks).

             7.7 Covenant Not to Compete; Non-Solicitation.

                 (a) For a period of five (5) years from and after the Closing Date (the "Non-Compete Period"), Seller and Seller's Affiliates shall not, and Seller shall cause its Affiliates not to, directly or indirectly, own, manage, operate, participate in, engage in, or have an investment interest in a Competing Business anywhere in the world, whether as a manufacturer, distributor, reseller, partner, stockholder, equity holder, member, sole proprietor, contractor, owner, consultant or otherwise except with respect to the services to be provided to the Acquired Business and Purchaser pursuant to the Transition Agreement or as permitted below.

                 (b) Except for the persons listed in Section 4.25 of the Disclosure Schedule, for a period of three (3) years from and after the Closing Date, Seller and its Affiliates shall not, and Seller shall cause its Affiliates not to, directly or indirectly solicit or seek to induce any of the employees of the Acquired Business on or after the Closing Date to leave their employment or positions with the Acquired Business or Purchaser, provided, however, that "solicit or seek to induce" shall not include, and none of Seller or any of its Affiliates shall be prohibited from (i) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area, e.g. Milwaukee, Wisconsin and (ii) participating in any third party hiring fair or similar event open to the public or negotiating with, offering employment to or employing such persons contacted through such event. Seller shall be responsible for any violation of this covenant by any of its Affiliates, employees, agents or representatives.

                 (c) Nothing in the foregoing provisions of this Section 7.7 shall restrict or prohibit:

                     (i) Seller from continuing to manufacture, distribute, service, sell or market (x) any products currently produced by Seller or any current Affiliate of Seller and (y) any other products which are comparable items which are typically manufactured or sold by Seller or its current Affiliates, other than those products which are currently produced by the Acquired Business itself;

                     (ii) Seller from owning less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or listed with the Nasdaq Stock Market; or

                     (iii) Seller acquiring a business which derives less than $5 million of its gross revenues (as determined based on such business's most recently completed fiscal year) from the sale of Acquired Business Products.

                 (d) As used in this Section 7.7, (i) "Competing Business" shall mean the design, development, manufacture, distribution, servicing, sale or marketing of the Acquired Business Products; (ii) "Acquired Business Products" shall mean: (x) plastic and metal products and articles used for (1) the dispensing to the end user consumer of paper, tissue, napkins, straws, toothpicks, beverage containers and lids; or (2) tabletop items used or consumed by patrons of bars, hotels, restaurants and similar eating and drinking establishments which are comparable to the items typically manufactured or sold by, and/or which could be readily be manufactured or sold by, the Acquired Business, including, but not limited to, salt and pepper dispensers, ash trays, menu covers, check trays, flower vases, baskets, ramekins, liquid dispensers, tumblers and stemware and similar beverageware items, plates, bowls, and similar dinnerware items, cutlery and chafers (excluding items made entirely of metal); and (y) any article or service offered for sale in the 2002 Traex Product Guide.

                 (e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.7 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                 (f) Seller agrees that the Acquired Business and Purchaser and its Affiliates may suffer irreparable harm from a breach of any of the covenants and/or agreements contained in this Section 7.7. In the event of an alleged or threatened breach by Seller or any of its Affiliates of any of the provisions of this Section 7.7, the Acquired Business or Purchaser or any of its Affiliates or successors and assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Non-Compete Period by a period equal to the length of the violation of this
Section 7.7), without the Purchaser or any of its affiliates being obligated to post any bond or other security. In the event an alleged breach or violation by Seller or any of its Affiliates of any of the provisions of this Section 7.7, the Non-Compete Period shall be tolled for the period of the violation by Seller or its Affiliates if such alleged breach or violation is resolved against Seller or its Affiliates.

                 (g) The parties hereto acknowledge that the covenants in this
Section 7.7 are intended to benefit Purchaser, its Affiliates and the Acquired Business, and their respective successors and assigns from and after the Closing, but, in the event an Affiliate of Seller is acquired by a third party which is not an Affiliate of Seller and will not be an Affiliate of Seller, such covenants shall not be binding upon such Affiliate or the acquiror of such Affiliate.

             7.8 Assistance for Certain Consents.

                 (a) To the extent that any of the Purchased Assets are not capable of being assigned or transferred without the Consent of the other party thereto or any third party, or if such assignment or attempted assignment or transfer would constitute a breach thereof or a violation of any Law, decree, order, other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Purchased Assets until properly transferred.

                 (b) If any of the Purchased Assets are not assigned to Purchaser upon consummation of the transactions contemplated by this Agreement due to circumstances described in Section 7.8(a) above, then Purchaser shall not assume any liabilities or obligations related to or arising out of such non-transferred Purchased Assets until such Purchased Assets can be properly transferred to Purchaser; provided, however, if Seller provides Purchaser with, or Purchaser receives, the benefits of such non-transferred Purchased Asset in accordance with Section 7.8(c) below, Purchaser shall reimburse Seller for all corresponding payments due under such non-transferred Purchased Asset during the time such benefits are provided to Purchaser.

                 (c) The Seller is not obligated to transfer to the Purchaser any of its rights and obligations in and to any of the Purchased Assets without first having obtained all necessary Consents, including the Required Consents, unless Purchaser otherwise notifies Seller in writing prior to Closing that such assets should be assigned to Purchaser. Prior to the Closing Date, the Seller shall have used its reasonable efforts to obtain the Required Consents without conditions or requirements that are materially adverse to the Purchaser. To the extent that the Consents necessary to properly assign, transfer or sublicense any of the Purchased Assets to Purchaser are not obtained prior to Closing, Seller shall, commencing on the Closing Date, and continuing for the duration of each such Purchased Asset, or such shorter period if Purchaser notifies Seller that it no longer desires such Purchased Asset, use commercially reasonable efforts to (i) provide to Purchaser and the Acquired Business the benefits of any such Purchased Asset not assigned, transferred, subleased or sublicensed due to Seller's failure or inability to obtain such Consent during such period and
(ii) aid Purchaser and the Acquired Business in obtaining any Consents required for the proper transfer of such Purchased Assets to the Purchaser. With respect to the Required Software Agreements, Purchaser will use commercially reasonable efforts to replace the services or software provided under such agreements in the event it becomes evident to Purchaser that Purchaser will not be able to obtain the required Consent necessary for proper transfer of the applicable Required Software Agreement.

         8.  COVENANTS OF PURCHASER.

             8.1 Further Acts. On the Closing Date, or thereafter if necessary, Purchaser shall, without cost or expense to Seller, execute and deliver to or cause to be executed and delivered to Seller such further documents and take such other action as Seller may reasonably require to carry out more effectively and completely the transactions contemplated by this Agreement.

             8.2 Product Matters. Purchaser shall, at Seller's cost, provide such assistance as Seller may reasonably request, including without limitation, providing replacement products, in connection with any product warranty, product liability or similar claim relating to products of the Acquired Business sold prior to Closing.


         9.  MUTUAL COVENANTS AND WARRANTIES.

             9.1 Publicity. No public announcement or other publicity regarding the transactions referred to herein shall be made by any party hereto without the prior written approval of all parties hereto as to form, timing and manner of distribution or publication, except to the extent otherwise required by any applicable Law, including any securities Laws, or on advice of counsel. A party required to make a public announcement regarding the transactions described herein shall use reasonable efforts to provide the other party with advance notice of the timing and contents of such announcement.

             9.2 Further Actions Regarding Transferred Assets.

                 (a) To the extent that time does not permit proper recordation of such assignments contemplated by this Agreement (other than as to real property), as for example in the case of certain assignments of Intellectual Property, Seller shall cause the assignment of beneficial title therein to be effected as of the Closing and, subsequent to the Closing, will at no cost to Seller provide all assistance and cooperation as is reasonably necessary to effectuate recordable assignment of such assets.

                 (b) Until March 31, 2004, if it is discovered by either of the parties hereto that certain assets and properties of the Acquired Business were not properly included in the Purchased Assets and assigned to Purchaser, Seller shall promptly take all actions necessary to effect the proper assignment and transfer of all right, title and interest in all such assets and properties to Purchaser, as designated by Purchaser.

                 (c) Until March 31, 2004, if it is discovered by either of the parties hereto that (i) any Seller Retained Asset was improperly assigned to Purchaser or (ii) any Assumed Liability was not properly assumed by Purchaser prior to the Closing which was required to be assumed by the Purchaser pursuant to this Agreement and was not properly assumed by the Purchaser at the Closing, Purchaser shall, and Purchaser shall take all actions necessary to effect the assignment back to Seller of such Seller Retained Assets, or the assumption by Purchaser of such Assumed Liabilities, as the case may be.

             9.3 Access to Information.

                 (a) Seller will grant to Purchaser access to any relevant records related to operation of the Acquired Business that is reasonably required by Purchaser and not transferred hereunder. Purchaser will grant to Seller access to any relevant records related to the Acquired Business that is reasonably required by Seller and transferred hereunder. Any such access shall be during normal business hours where such data and records are regularly maintained. However, such access to records shall be granted solely be for a proper business purpose (e.g., litigation not covered by Article 10 hereof, preparation of Tax Returns). To the extent such request for records relates to any matter subject to Articles 10 hereof, then access to records shall be governed by Section 10.4(e) hereof and not this Section 9.3(a). To the extent any information provided to Purchaser hereunder does not relate to the Acquired Business, Purchaser shall keep such information confidential. To the extent any information provided by Purchaser to Seller is deemed confidential information to the Acquired Business or the Purchaser by the Purchaser, Seller shall agree to keep such information confidential, unless such information is required to be disclose in connection with litigation or any filing with a Governmental Authority.

                 (b) After the Closing Date, Seller will cooperate with Purchaser, and Purchaser will cooperate with Seller, in the preparation of all Tax Returns and will provide (or cause to be provided) any records and other information the other so reasonably requests (including, without limitation, information necessary to calculate the research tax credit pursuant to Section 41 of the Code (and any similar state, local or foreign tax provision) with respect to the Acquired Business), and will provide reasonable access to, and the reasonable cooperation of its employees and auditors. Seller will cooperate in all reasonable respects with Purchaser and Purchaser will cooperate in all reasonable respects with Seller in connection with any Tax investigation, audit or other proceeding.

             9.4 Employees.

                 (a) Except for those Business Employees set forth on Schedule 9.4(a)(i), Purchaser shall make offers of employment to all active Business Employees, effective as of the Closing Date. For this purpose a Business Employee shall be an "active" Business Employee if such employee is actively at work on the Closing Date, or is absent from work on the Closing Date due to holiday, vacation, jury duty or sick leave (provided such sick leave is not reasonably likely to result in such Business Employee becoming entitled to disability benefits under Seller's long term disability plan). Purchaser's offer of employment shall be at the same wage and salary rate of compensation as such individual received from Seller, and pursuant to the benefit plans as summarized on Schedule 9.4(a)(ii). Each Business Employee who accepts Purchaser's offer of employment and becomes an employee of Purchaser on the Closing Date shall be referred to herein as a "Transferred Employee." Purchaser shall provide to the Transferred Employees severance benefits under the terms of Purchaser's severance plan;

provided that if the Transferred Employees set forth on Schedule 9.4(a)(iii) otherwise become entitled to severance benefits under the terms of Purchaser's severance plan between the Closing and December 31, 2003, the amount of and form of severance benefits shall be as set forth on Schedule 9.4(a)(iii) (the "Special Severance"). Prior to Closing, Seller shall inform the Transferred Employees set forth on Schedule 9.4(a)(iii) of the Special Severance arrangement. In the event Purchaser becomes obligated to provide Special Severance to any of the Transferred Employees set forth on Schedule 9.4(a)(iii) during the 120 days following Closing, then Seller shall reimburse Purchaser within 10 business days of receipt of an invoice for the amount of such severance, including the cost of the continued employee benefits; provided, however, that the amount of the salary continuation component of such severance reimbursement obligation shall not exceed the amount determined based on the Transferred Employee's salary rate as in effect at the time of the Closing, without regard to any increase following the Closing. Purchaser shall credit each Transferred Employee with years of service with Seller and Traex (and any predecessor thereof) for purposes of eligibility, and vesting under each employee benefit program Purchaser maintains for Transferred Employees, and for determining levels of benefits under Purchaser's severance, vacation and other paid-time off programs, but not for benefit accrual purposes under any defined benefit or cash balance pension plan. It is specifically understood and agreed that Purchaser shall have the right, exercisable in its sole discretion to terminate or layoff any Transferred Employees on or after the Closing Date.

                 (b) Purchaser agrees to establish flexible spending account arrangements for Transferred Employees identical to those maintained by Seller with respect to such Transferred Employees with initial account balances equal to the account balances of such Transferred Employees under Seller's flexible spending arrangements immediately prior to Closing. Purchaser shall reimburse Seller from contributions received from Transferred Employees for any negative balances under Seller's flexible spending arrangement as of the Closing Date. Seller shall transfer to Purchaser all positive balances under Seller's flexible spending arrangement.

                 (c) Except to the extent included in the Assumed Liabilities or as otherwise provided in this Section 9.4, Seller shall retain all liability for the Existing Plans.

                 (d) Purchaser shall establish, effective as of the Closing Date, a group health plan containing the features set forth on Schedule 9.4(a)(ii) in which Transferred Employees and their qualifying dependents who are covered under Seller's group health plan on the Closing Date shall be eligible to participate effective on the day immediately following the Closing Date.

                 (e) Seller shall fully vest all Business Employees in their account balances under the Existing Plan which is a 401(k) plan (the "Seller's 401(k) Plan") on the Closing Date. As soon as practicable following the Closing Date, Seller shall spin-off and transfer the account balances of each Transferred Employee who is a participant in Seller's 401(k) plan to a 401(k) plan maintained by Purchaser (the "New 401(k) Plan") in cash pursuant to a trustee to trustee transfer in accordance with Section 414(l) of the Code. The transfer of the account balance liability and related assets shall include a trustee-to-trustee transfer of all participant loan accounts and liabilities under Seller's 401(k) Plan.

                 (f) To the extent accrued on the Closing Balance Sheet, Purchaser shall assume the liability with respect to all accrued and unpaid vacation and other paid time off with respect to Transferred Employees.

                 (g) (i) Seller and Purchaser shall adopt the alternative procedure of Rev. Proc. 96-60 for purposes of filing IRS Forms W-4 (Employee's Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure Seller shall provide to Purchaser all IRS Forms W-4 and W-5 on file with respect to each Transferred Employee, and Purchaser will honor these forms until such time, if any, that such Transferred Employee submits a revised form.

                 (ii) With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Seller on the Closing Date for Transferred Employees, Purchaser shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with Seller on or before the Closing Date, and Seller will continue to make such payroll deductions and payments to authorized payees with respect to all other Business Employees. Seller shall, as soon as practicable after the Closing Date, provide Purchaser with such information in the possession of Seller as may be reasonably requested by Purchaser and necessary for Purchaser to make the payroll deductions and payments to the authorized payee as required by this subsection (ii).

                 (h) Seller shall cooperate with Purchaser in providing such employee records, data and information necessary in order for Purchaser to perform its obligations and responsibilities under this Section 9.4.

                 (i) No provision of this Section 9.4 shall create any third party beneficiary or other rights in any Business Employee or former employee (including any beneficiary or dependent thereof) of the Seller in respect of continued employment (or resumed employment) with the Purchaser and no provision of this Section 9.4 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Existing Plans or any such similar plan or arrangement which may be established by the Purchaser for Transferred Employees.

         10. SURVIVAL; INDEMNIFICATION.

             10.1 Survival.

                 (a) Representation and Warranties. The representations, warranties, covenants and obligations of Seller and Purchaser contained in this Agreement shall survive the Closing as follows (a) the covenants and obligations of Seller and Purchaser shall survive indefinitely, unless otherwise limited by their terms herein, (b) the representation and warranties of Seller and, Purchaser not listed in (x)-(z) below shall survive until March 31, 2004 and (c) the following representations and warranties of Seller and Purchaser shall survive as follows: (x) the representations and warranties of Seller contained in the first and last sentence of Sections 4.1(a) (Organization; Power), 4.1(b) (Authorization; Validity), second and third sentences of 4.8(a)

(Title to Purchased Assets) and the second sentence of 4.15(a) (Real Property), and the representations and warranties of Purchaser contained in Section 5.1(a) (Organization; Power) and 5.1(b) (Authorization; Validity) shall survive indefinitely, (y) the representations and warranties of Seller contained in Sections 4.9 (Taxes) shall survive until forty-five (45) days following the expiration of the applicable statute or similar period of limitations and (z) the representations and warranties of Seller contained in Section 4.12 (Environmental Matters) shall survive for a period of five (5) years after the Closing Date; it being understood that in the event notice of any Claim for indemnification under Section 10.2(a) or Section 10.3(a) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification Claim shall survive with respect to such Claim until such time as such Claim is finally resolved.

                 (b) Other Indemnities By Seller. Seller's obligation to indemnify Purchaser pursuant to Sections 10.3 (e), (f), (h), (j), (k) and (l) shall survive until the fifth anniversary of the Closing Date. Seller's obligation to indemnify Purchaser pursuant to Section 10.3(d) shall survive until the fifth anniversary of the Closing Date, provided, however, such limitation on indemnification shall not limit or affect (in any manner) any of the indemnification obligations of Seller set forth in Sections 10.3 (g), (i),
(m), (p) and (q) which are each indemnities of specified Seller Excluded Liabilities. Seller's obligation to indemnify Purchaser pursuant to Section 10.3(n) and (o) shall survive until the one year anniversary of the Closing Date. Seller's obligation to indemnify Purchaser pursuant to Section 10.3(p) shall survive until forty-five (45) days following the expiration of the applicable statute or similar period of limitations. Seller's obligation to indemnify Purchaser pursuant to Sections 10.3(b) and (c) shall survive indefinitely. Seller's obligation to indemnify Purchaser pursuant to Sections
10.3 (g), (i), (m) and (q) shall survive indefinitely, notwithstanding the fact that the liabilities indemnified under such Sections are Seller Excluded Liabilities, as such term is defined under Section 3.2 of this Agreement. The termination of any indemnification obligations of Seller under Section 10.3 of this Agreement pursuant to the terms of this Section 10.1(b) shall not any way affect, or be interpreted to affect, the fact that Purchaser has assumed and is responsible for, solely and exclusively, the Assumed Liabilities (as defined in Section 3.1) and under no circumstances shall Purchaser or its Affiliates be deemed to have assumed, incurred or become responsible for any of the Excluded Seller Liabilities (as defined in Section 3.2), which liabilities Purchaser has clearly and explicitly not assumed, incurred or become responsible according the terms of this Agreement. It is understood and agreed to that in the event notice of any Claim for indemnification under Sections 10.3 (d), (e), (f), (h), (j),
(k), (l) (n), (o) or (p) shall have been given within the applicable survival period set forth above, Purchaser's right to indemnification and Seller's obligation to indemnify such Claim under any such Sections shall survive with respect to such Claim until such time as such Claim is finally resolved. It is further understood and agreed, that notwithstanding the termination of any indemnification obligations under Section 10.3(j) in accordance with this
Section 10.1(b), Purchaser shall, from and after the Closing be entitled to avail itself of all remedies available under Law or equity, including without limitation, the right to seek contribution, injunctive relief or specific performance, as it relates to any Claims that relate to, arise out of or result from matters covered under Section 10.3(j).

             10.2 Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, save and hold harmless Seller and its Affiliates and each of the foregoing's respective directors and officers (solely in their capacity as officers or directors) (the "Seller Indemnified Parties") from and against and all Damages arising out of, resulting from or incident to:

                 (a) the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement as of the Closing Date without regard to any qualification contained in any representation or warranty as to materiality;

                 (b) any breach, default or lack of performance on the part of Purchaser of any of its agreements or covenants contained in this Agreement or in any exhibit, schedule, certificate, or instrument of transfer delivered by Purchaser hereunder; and

                 (c) any Assumed Liabilities.

             10.3 Indemnification by Seller. From and after the Closing, Seller shall indemnify, save and hold harmless Purchaser and its Affiliates and each of the foregoing's respective officers and directors (solely in their capacity as officers or directors) (collectively, the "Purchaser Indemnified Parties") from and against any and all Damages arising out of, resulting from or incident to:

                 (a) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement as of the Closing Date without regard to any qualification contained in any representation or warranty as to materiality;

                 (b) any breach, default or lack of performance on the part of Seller of any of its agreements or covenants contained in this Agreement or in any exhibit, schedule, certificate, or instrument of transfer delivered by Purchaser hereunder;

                 (c) any Seller Retained Assets;

                 (d) any Excluded Seller Liabilities related to, incident to or arising out of the Acquired Business or the Purchased Assets;

                 (e) any (x) breach, violation (or acts, events or circumstances with which notice or passage of time would constitute a breach or violation) of any such Contract on or prior to the Closing Date by the Seller or Traex or any of their Affiliates, (y) to the extent not accrued on the Closing Balance Sheet, nonpayment of any accrued expenses, fees or amounts due under such Contracts by Seller, Traex or their Affiliates, which amounts accrued or were otherwise due prior to the Closing;

                 (f) any claims, suits, actions, or proceedings made with respect to any of the Business Employees or former employees of the Acquired Business for worker's compensation or similar claims whether or not insured or self-insured, to the extent the injury occurred prior to Closing, regardless of when the claim is filed with the appropriate agency;

                 (g) claims, suits, actions, or proceedings (including those related or arising out of product warranties) relating to or arising out of any product, component or other item sold prior to Closing by or on behalf of Seller, Traex or any predecessor thereto in connection with the Acquired Business (other than product warranty claims that arise out of or relate to products sold after the Closing);

                 (h) any violation of any Environmental Law that relates to or arises out of any act or omission or occurrence prior to Closing or circumstances or conditions existing prior to Closing as it relates to the Facility or the Acquired Business;

                 (i) any release, discharge or migration of Materials of Environmental Concern at any time to the extent arising or originating from any release or discharge at or from the Facility at any time on or before the Closing;

                 (j) any waste materials, including, but not limited to, any waste water, any Materials of Environmental Concern or any product, that was off-specification, damaged or otherwise unsold, that were generated or stored at and transported from the Facility on or before Closing;

                 (k) any violation of the Wisconsin Uniform Commercial Code - Bulk Sales Act resulting from or arising out of the consummation of the transactions contemplated by this Agreement or arising out of the Intercompany Transaction (except for any Assumed Liability);

                 (l) failure to comply with the requirements of Section 4980B of the Code relating to each M&A qualified beneficiary as defined in the regulations issued under Section 4980B of the Code whose qualifying event occurred prior to or in connection with the transactions contemplated by this Agreement;

                 (m) any claims, suits, actions or proceedings relating to or arising out of any bodily injury, sickness or disease arising from or relating to any exposure to or contact with any asbestos or other allegedly injurious materials or substances prior to the Closing Date as it relates to the Acquired Business or the Facility;

                 (n) the failure to obtain any Consent prior to Closing from any third party required under or otherwise necessary to avoid any breach, default, violation of any anti-assignment clause, cancellation or acceleration or triggering of rights under the Contract for Sale of Polymers between Equistar Chemicals, LP, Polymers Division, Orbis Corporation, Poly Hi Solidur, Inc. and Traex, dated April 16, 2001;

                 (o) the failure to obtain any Consent prior to Closing from any third party required under or otherwise necessary to avoid any breach, default, violation of any anti-assignment clause, cancellation or acceleration or triggering of rights under Required Software Agreements;

                 (p) any Taxes of Seller, Traex or any Affiliate of Seller related or incident to the Acquired Business; and

                 (q) any indebtedness for borrowed money of Seller, Traex or an Affiliate of Seller related to the Acquired Business, including, without limitation, any intercompany indebtednesses.

             10.4 Indemnification Process. The Person making a claim for indemnification under this Section 10 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" (provided that for the purpose of clause (c) below such term shall refer to the party hereto to whom such Person is related for purposes of obtaining the benefits of this Section 10) and the party or parties against whom such claims are asserted under this Section 10 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Section 10 shall be asserted and resolved as follows:

                 (a) Notice of Claims. In the event that (i) any claim, action, suit, arbitration, hearing or proceeding is asserted or instituted against any Indemnified Party by any Person other than the parties to this Agreement or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party for Damages under this Agreement (such claim, demand or Proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified for Damages by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party Claims, "Claims"), the Indemnified Party shall with reasonable promptness and in any event within 10 business days of becoming aware of such Claim send to the Indemnifying Party a written notice specifying in reasonably detail the nature of such Claim, the amount of Damages sought in such Claim, if known, and the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (a "Claim Notice"), provided that a delay or defect in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such delay or defect.

                 (b) Third Party Claims. In the event of a Third Party Claim, the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim and to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding an Indemnifying Party's election to appoint separate counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ one separate counsel (plus one local counsel, if necessary), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such one separate counsel (plus one local counsel, if necessary) if (i) there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, provided that the Indemnified Party and such counsel shall contest such Third Party Claim in good faith or (ii) if the Claim seeks injunctive relief which, if granted could materially and adversely affect the

Indemnified Party or its Affiliates. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in such defense and make available to the Indemnifying Party all witnesses, records, materials, and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as may be reasonably requested by the Indemnifying Party. In the event the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) days after receipt of notice thereof in accordance with the terms hereof, (i) the Indemnified Party against which such Third Party Claim has been asserted shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, at the expense of and for the account and risk of the Indemnifying Party using one counsel, plus one local counsel, if necessary, and (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as may be reasonably requested by the Indemnified Party.

                 (c) Settlement of Third Party Claims. In connection with the settlement or compromise of any Third Party Claim, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), (i) settle or compromise any Third Party Claims or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim of all Indemnified Parties affected by such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement or compromise imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder or (iii) settle or compromise any Third Party Claim if the Indemnified Party will be required to make any payment with respect to such compromise or settlement due to the application of the limitations of Section
10.5. No Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided, however, if a Third Party Claim is being defended by an Indemnified Party pursuant to the last sentence of clause (b) above (unless the Indemnifying Party and Indemnified Party mutually agree that the Indemnified Party shall defend such Third Party Claim), the limitations on the Indemnified Party's right to settle or compromise set forth in this clause (c) shall not apply to such Indemnified Party, unless the Indemnifying Party has been advancing (in a timely manner) payment of such Indemnified Party's costs and expenses associated with such defense (subject to the undertaking of the Indemnified Party to reimburse such advances in the event such costs of defense are not ultimately to be indemnifiable under this Section 10).

                 (d) Reduction of Damages.

                     (i) To the extent any Damages of an Indemnified Party are reduced by receipt of payment under insurance policies, which payments are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, such payments (net of the expenses of the recovery thereof) (such net payment, a "Reimbursement") shall be credited against any such Damages; provided, however, the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Damages. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of any Damages, such Reimbursement shall be promptly paid over to the Indemnifying Party.

                     (ii) In the case any event shall have occurred which would otherwise entitle either party to assert a claim for indemnification hereunder, no Damages shall be deemed to have been sustained by such party to the extent of
(i) any actual Tax savings realized by such party with respect thereto (the "Tax Benefit") and (ii) in the event of an indemnification claim for Damages for lost profits, any Taxes that would have actually been payable as a result of such indemnification payment being includible in the taxable income of the Indemnified Party. Except as otherwise set forth in the preceding sentence, if any receipt of Damages are reported as income on Purchaser's or any of Purchaser's Affiliates income tax returns, Damages shall be increased by such an amount necessary in order for the Indemnified Party to receive a net payment, after paying any Taxes resulting from its receipt of any indemnification payment for such Damages, equal to the amount of Damages otherwise determined in accordance with this Section 10.4(d). The Tax losses, deductions, credits or other items of the Indemnified Party resulting from Damages shall be deemed to be realized proportionately with any other Tax losses, deductions, credits or other items available to the Indemnified Party. To the extent there is a determination (as defined in Section 1313(a) of the Code or any comparable provision of state, local or foreign law) disallowing the Tax Benefit, the Indemnifying Party shall refund to the Indemnified Party the amount of any related reduction of Damages previously allowed pursuant to this Section 10.4(d).

                 (e) Access. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives or agents (except as may be required by applicable Law) any information obtained pursuant to this Section 10.4(e) which is designated as confidential by an Indemnified Party.

                 (f) Environmental Procedures. With respect to Seller's indemnification obligations relating in any way to Environmental Laws, Materials of Environmental Concern or Environmental Liabilities, the following provisions shall apply:

                     (i) If such Claim relates to the release of Materials of Environmental Concern at, on or under the Facility, the necessity for investigation or remediation ("Corrective Action") shall be determined pursuant to the Environmental Laws in effect at the Closing. If the Corrective Action is, or may be required, in addition to providing access pursuant to Section 10.4(e) above, Purchaser shall permit Seller to conduct its own investigation, testing or corrective action with respect to the matter, at Seller's sole expense, provided such investigation, testing or corrective action does not unreasonably interfere with the operation of the Facility and the Acquired Business.

                     (ii) Purchaser and Seller shall provide the other with the results, including analytical data, of any investigation or testing conducted by either of them or, if available, any third party.

                     (iii) Except as may otherwise be required by Law, Purchaser shall not contact any Governmental Authority with respect to the subject matter of the indemnification Claim without prior notice to, and consultation with, Seller.

                     (iv) Purchaser shall provide Seller a reasonable opportunity to participate in any discussions or negotiations with any Governmental Authority concerning such matter.

                     (v) If Corrective Action is required in any such matter (pursuant to the standard above), Purchaser shall give Seller a reasonable opportunity to develop and implement a plan of Corrective Action, such plan to be subject to Purchaser's approval (not to be unreasonably withheld), and, if requested by Seller, reasonably cooperate with Seller in the development and implementation of such plan on a cost-effective basis.

                     (vi) Purchaser shall reasonably cooperate with Seller in performing such tasks as Seller and its technical professionals and representatives may reasonably request as being necessary to complete any Corrective Action being undertaken by Seller pursuant to this Agreement, with Purchaser being compensated for any expenses incurred in connection therewith (excluding Purchaser's employee time). Without limiting the scope of the foregoing, Purchaser shall cause its employees to reasonably cooperate with Seller and to afford Seller, its agents, employees and technical professionals reasonable access to relevant records relating to the matters which may be Seller's responsibility under this Agreement, provided that such access shall not unreasonably interfere with the operations of the Facility or the Acquired Business.

                     (vii) With respect to any Corrective Action undertaken by Seller, Seller shall be responsible for completing such Corrective Action only to the extent necessary to obtain closure or a "no further action" designation from the applicable Government Authority pursuant to applicable Environmental Laws.

                 (g) Definition of Damages. "Damages" shall mean any and all costs, losses, (including diminution in value) Taxes, liabilities, obligations, damages, deficiencies and expenses (whether or not arising out of Third Party Claims), including interest, penalties, costs of mitigation, losses in connection with any Environmental Laws (including any clean-up or remedial action), damages to the environment, consequential damages, lost profits and other losses resulting from any shutdown or curtailment of operations of the Acquired Business, damages to the environment and, reasonable attorneys' fees; provided, that "Damages" shall not include punitive damages, exemplary damages, multiple damages, and other penalty damages except to the extent such damages relate to or arise out of any Third Party Claim, in which case such damages shall be included in the definition of "Damages." The term "Damages" as used in this Section 10 is not limited to matters asserted by third parties against Seller or Purchaser, but includes Damages incurred or sustained by Seller Indemnified Parties or Purchaser Indemnified Parties in the absence of Third Party Claims.

             10.5 Limitation on Indemnification.

                 (a) No amount shall be payable by any Indemnifying Party pursuant to Section 10.2 (a) or Section 10.3(a) unless the aggregate amount of Damages indemnifiable under Section 10.2(a) or Section 10.3(a), respectively, exceeds $400,000 (at which point the Indemnified Party shall be entitled to the last $300,000 of indemnifiable Damages accrued up to such threshold and all amounts in excess of such threshold (subject to the other applicable limitations set forth in this Section 10.5)); provided, however, that the above limitation shall not apply to any indemnification obligations of Seller to Purchaser Indemnified Parties arising from Seller's representations and warranties set forth in Section 4.1(b) (Authorization; Validity), the second and third sentence of 4.8(a) (Title to Purchased Assets), 4.9 (Taxes), and the second sentence of
Section 4.15(a) (Real Property) or indemnification obligations of any party under any other provisions of Section 10.2 or Section 10.3.

                 (b) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Damages which may be recovered by any Purchaser Indemnified Parties from Seller and by any Seller Indemnified Parties from Purchaser arising out of, resulting from or incident to the matters enumerated in Section 10.2(a) or Section 10.3(a) shall be an amount equal to $5 million; provided, however, that this limitation shall not apply to any indemnification obligations of Seller to any Purchaser Indemnified Parties arising from representations and warranties set forth in Section 4.1(b) (Authorization; Validity), the second and third sentence of Section 4.8(a) (Title to Purchased Assets), Sections 4.9 (Taxes), and the second sentence of
Section 4.15(a) (Real Property) or indemnification obligations of any party under any other provisions of Section 10.2 or Section 10.3.

                 (c) The maximum amount of lost profits and other losses resulting from any shutdown or curtailment of operations of the Acquired Business which may be recovered as Damages by any Purchaser Indemnified Parties from Seller arising out of, resulting from or incident to the matters enumerated in Section 10.3 shall be an amount equal to $6,000,000.

             10.6 Exclusive Remedy. Except as provided in Section 10.1(b) and except for equitable relief, including injunctive relief or specific performance, to which any party hereto may be entitled, from and after the Closing, the indemnification obligations of Purchaser and Seller under this
Section 10 shall constitute the sole and exclusive remedies of Seller and Purchaser, respectively, for the breach of any covenant or representation or warranty in this Agreement by the Seller or the Purchaser, as the case may be.

         11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. No party hereto, solely by virtue of executing this Agreement, shall be deemed to have submitted to the personal jurisdiction of any forum or waived any objection such party may have as to proper venue of any forum.

         12. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or overnight courier, by acknowledged facsimile transmission followed by the original mailed by certified mail, return receipt requested, or three (3) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

          To Purchaser:                              With a copy to:
          ------------                               --------------


          Libbey Inc.                               Mark D. Gerstein
          Attn:  Mark E. Songer                     Latham & Watkins
          300 Madison Avenue                        233 S. Wacker Drive
          P.O. Box 10060                            Sears Tower, Suite 5800
          Toledo, OH  43699                         Chicago, IL 60606
          Fax:  419-325-2585                        Fax: 312-993-9767

          To Seller:                                 With a copy to:
          ---------                                  --------------

          Menasha Corporation                        Michael Lappin
          Attn:  Art Huge                            Quarles & Brady LLP
          1645 Bergstrom Road                        411 East Wisconsin Avenue
          P.O. Box 367                               Milwaukee, WI 53202
          Neenah, WI 54957-0367                      Fax:  414-271-3552
          Fax:  920-751-1200
                                                     And

                                                     Thomas V. Bender
                                                     Menasha Corporation
                                                     1645 Bergstrom Road
                                                     P.O. Box 367
                                                     Neenah, WI   54957-0367
                                                     Fax:  920-751-1904

or such other addresses as shall be similarly furnished in writing by either party.

         13. EXHIBITS. All exhibits and schedules hereto are by reference incorporated herein and made a part hereof.

         14. ENTIRE AGREEMENT; BINDING EFFECT. This Agreement (including all schedules and exhibits attached hereto) contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there are no agreements or understandings between the parties other than those set forth herein or executed simultaneously or in connection herewith. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         15. HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         16. EXPENSES. Except as otherwise specifically provided herein, each of the parties hereto shall be solely responsible for and pay its own consulting, accounting, legal, and other charges and expenses incurred by such party in connection with the negotiation, execution and performance of this Agreement, the related agreements and the transactions contemplated hereby and thereby without obligation to pay or contribute to the expenses incurred by any other party; provided, however, (a) all fees and expenses incurred in connection with the title policy (including all endorsements) delivered pursuant to Section 6.2(a)(vi) of this Agreement shall be borne solely by the Seller, (b) all fees and expenses incurred in connection with obtaining the real estate survey referred to in Section 6.2(a)(v) of this Agreement shall be borne solely by the Purchaser, and (c) all fees and expenses incurred by Purchaser in obtaining any environmental reports or other assessments or and appraisals of the Acquired Business or Purchased Assets shall be borne solely by Purchaser.

         17. AMENDMENT. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

         18. WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition, or the waver of any other term or condition.

         19. TIME OF THE ESSENCE. Time is deemed to be of the essence with respect to all of the terms, covenants, representations and warranties of this Agreement.

         20. ASSIGNMENT. Except as contemplated by Section 2.3(e), this Agreement may not be assigned by operation of law or otherwise by Seller without the prior written consent of Purchaser. This Agreement may not be assigned by operation of law or otherwise by Purchaser without the prior written consent of Seller, except, Purchaser may, without prior consent of any other party hereto, transfer or assign by operation of law or otherwise this Agreement to any Affiliate or subsidiary of Purchaser, provided that in the event Purchaser assigns all or a portion of its rights and obligations under this Agreement, Purchaser hereby unconditionally and irrevocably guarantees to the other parties hereto the prompt and full discharge by such subsidiary or Affiliate of all of Purchaser's obligations under this Agreement in accordance with the terms hereof and Seller shall not be required to pursue any remedy against such subsidiary or Affiliate hereunder prior to pursuing such remedy against Purchaser.

         21. SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement.

         22. NO THIRD PARTY BENEFICIARY. Except as provided in Section 10 as to indemnified parties and except as contemplated by Section 2.3(e), this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         23. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

         24. COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against such Person.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement all as of the day and year first above written.

                               SELLER:

                               MENASHA CORPORATION


                               By:      /s/      Arthur W. Huge
                                  -----------------------------------------

                               Its:     Vice President, CFO & Treasurer
                                   ----------------------------------------


                               PURCHASER:

                               LIBBEY INC.


                               By:      /s/      Arthur H. Smith
                                  -----------------------------------------

                               Its: Vice President
                                   ----------------------------------------


                                                  EXHIBITS
                                                  --------
Exhibit A                                  Assignment and Assumption Agreement
---------
Exhibit B                                  Transition Agreement
---------
Exhibit C-1                                Opinion of Quarles & Brady LLP
-----------
Exhibit C-2                                Opinion of In-House Counsel for Seller
-----------
Exhibit D                                  Opinion of General Counsel of Purchaser
---------

                                                  SCHEDULES
                                                  ---------


Schedule 1.1                               Existing Plans
------------
Schedule 1.2                               Permitted Encumbrances
------------
Schedule 1.3                               Facility
------------
Schedule 1.4                               Reference Balance Sheet
------------
Schedule 1.5                               Subject Contracts
------------
Schedule 2.1                               Scheduled Intellectual Property
------------
Schedule 2.2(f)                            Excluded Assets - Contracts
---------------
Schedule 2.2(h)                            Excluded Assets - Related Party Accounts and Notes Receivable
---------------
Schedule 2.2(k)                            Other Seller Retained Assets
---------------
Schedule 2.4(b)                            Working Capital Methodologies
---------------
Schedule 5.1(c)                            Purchaser Compliance; Binding Effect
---------------
Schedule 6.2(a)(iii)                       Required Consents
--------------------
Schedule 6.2(a)(v)                         Survey Requirements
------------------
Schedule 6.2(a)(vi)                        Title Insurance Requirements
-------------------
Schedule 7.3                               Resin Supplies
------------
Schedule 9.4(a)(i)
Schedule 9.4(a)(ii)
Schedule 9.4(a)(iii)


                                                  DISCLOSURE SCHEDULE
                                                  -------------------

Section 4.1(a)                             Jurisdictions
Section 4.1(b)                             Authorization; Validity
Section 4.1(c)                             Seller Compliance; Binding Effect
Section 4.2                                Governmental Consents
Section 4.3                                Financial Statements
Section 4.4                                Absence of Changes
Section 4.5                                Powers of Attorney



Section 4.6                                Litigation
Section 4.7(a)                             Licenses and Permits
Section 4.7(b)                             Compliance with Laws
Section 4.8(a)                             Title to Purchased Assets
Section 4.8(b)                             Condition of Purchased Assets
Section 4.9(a)                             Taxes - Filing and Payment
Section 4.9)b)                             Taxes - Withholding and Collection
Section 4.9(c)                             Taxes - Notices
Section 4.9(d)                             Taxes - Adjustments
Section 4.9(e)                             Taxes - Liens
Section 4.9(f)                             Taxes - Withholding Provision
Section 4.9(g)                             Taxes - Proceedings
Section 4.10(a)                            Material Contracts
Section 4.10(b)                            Defaults
Section 4.10(a)(xvi)                       Intellectual Property (other than Licensed Software Used in the Operation of the Acquired Business)
Section 4.10(a)(xvii)                      Licensed Software
Section 4.11(a)                            Intellectual Property
Section 4.11(b)                            Ownership
Section 4.11(c)                            Intellectual Property Licenses
Section 4.11(d)                            Owned Software
Section 4.11(e)                            No Violations
Section 4.11(f)                            Assignments
Section 4.12(a)                            Environmental Matters - Compliance
Section 4.12(b)                            Environmental Matters - Licenses and Permits
Section 4.12(c)                            Environmental Matters - Claims
Section 4.12(d)                            Materials of Environmental Concern
Section 4.13                               Transactions with Affiliates
Section 4.14(a)                            Benefit Plans
Section 4.14(b)                            Benefit Plans - Compliance
Section 4.14(c)                            Benefit Plans - Pension Plans
Section 4.14(d)                            Benefit Plans - Post-Retirement Coverage
Section 4.15(a)                            Real Property Ownership
Section 4.15(b)                            Real Property - Other Matters
Section 4.15(c)                            Real Property Laws
Section 4.15(d)                            Real Property Tax Assessments
Section 4.16                               Insurance Policies
Section 4.17(a)                            Inter-company Transaction and 2001 Seller Restructuring - Corporate Power
                                           and Authority
Section 4.17(b)                            Inter-company Transaction and 2001 Seller Restructuring - Required
                                           Documents
Section 4.17(c)                            Inter-company Transaction and 2001 Seller Restructuring - Conflicts
Section 4.18                               Inventories
Section 4.19                               Accounts Receivable
Section 4.20                               Suppliers



Section 4.21                               Customers
Section 4.22                               Warranties
Section 4.23                               Rebates
Section 4.24(a)                            Inter-company Contracts
Section 4.24(b)                            Affiliate Services in Effect
Section 4.25                               Employees
Section 4.26                               Brokers, Finders


                                        3